Exhibit 10.9

EMAK WORLDWIDE, INC.,
EQUITY MARKETING, INC.,
SCI PROMOTION, INC.,
POP ROCKET, INC.
LOGISTIX, INC.,
UPSHOT, INC.,
EMAK WORLDWIDE SERVICE CORP.,
CORINTHIAN MARKETING, INC.,
JOHNSON GROSSFIELD, INC.,
and
EQUITY MARKETING HONG KONG, LTD.,
as Borrowers
LOAN AND SECURITY AGREEMENT
Dated as of March 29, 2006
$25,000,000
CERTAIN FINANCIAL INSTITUTIONS,
as Lenders
and
BANK OF AMERICA, N.A.,
as Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Collateral Access Agreement
Exhibit E	Domestic Pledge Agreement
Exhibit F	Additional Borrower Counterpart
Exhibit G	Non-Offset Letter
Exhibit H	Imported Goods Agreement

Schedule 1.1A	Revolver Commitments of Lenders
Schedule 1.1B	License Agreements
Schedule 1.1C	EBITDA
Schedule 1.1D	Specified Account Debtors
Schedule 2.2.1	Existing Letters of Credit
Schedule 7.3	Real Estate
Schedule 8.5	Deposit Accounts and Securities Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.8	Draft Financial Statements
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.17	Restrictive Agreements
Schedule 9.1.18	Litigation
Schedule 9.1.20	Pension Plans
Schedule 9.1.22	Labor Contracts
Schedule 9.2.3	Third-Party Filings
Schedule 10.1.2	Specified Liens
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

-v-

LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT is dated as of March 29, 2006 by and among EMAK WORLDWIDE, INC., a Delaware corporation (“EMAK”), EQUITY MARKETING, INC., a Delaware corporation (“EMI”), SCI PROMOTION, INC., a Delaware corporation (“SCI”), POP ROCKET, INC., a Delaware corporation (“Pop Rocket”), LOGISTIX, INC., a Delaware corporation (“Logistix”), UPSHOT, INC., a Delaware corporation (“Upshot”), EMAK WORLDWIDE SERVICE CORP., a Delaware corporation (“EMAK Worldwide”), CORINTHIAN MARKETING, INC., a Delaware corporation (“Corinthian”), JOHNSON GROSSFIELD, INC., a Delaware corporation (“Johnson”) and EQUITY MARKETING HONG KONG, LTD., a Delaware corporation (“Equity Marketing” and together with EMAK, EMI, SCI, Pop Rocket, Upshot, EMAK Worldwide, Corinthian, Johnson and future Subsidiaries executing this Agreement in accordance with Section 10.1.9, collectively referred to herein as “Borrowers”, and individually as a “Borrower”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for Lenders (“Agent”).
R E C I T A L S:
     Borrowers have requested that Lenders make available a credit facility, to be used by Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide such credit facility on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
     1.1 Definitions. As used herein, the following terms have the meanings set forth below:
     AAA — as defined in Section 14.13.
     Account — as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
     Account Debtor — a Person who is obligated under an Account, Chattel Paper or General Intangible.
     Accounts Formula Amount — 85% of the Value of Eligible Accounts; provided, however, that such percentage shall be reduced by 1.0% for each 0.5 percentage point that the Dilution Percent exceeds 7.5%.
     Acquisition — any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all or any significant portion of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary (other than the creation of a newly formed Subsidiary of a Obligor), or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided that a Borrower or a wholly-owned Subsidiary that becomes a Borrower is the surviving entity.
     Adjusted LIBOR — for any Interest Period, with respect to LIBOR Loans, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%) appearing on Telerate Page 3750, or if such page is unavailable, the Reuters Screen LIBO Page (or any successor page of either, as applicable), as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if the Reuters Screen LIBO Page is used and more than one rate is shown on such page, the applicable rate shall be the arithmetic mean thereof. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be the rate per annum determined by Agent as the rate of interest at which Dollar deposits in the approximate amount of the applicable LIBOR Loan would be offered to major banks in the offshore Dollar market at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If the Board of Governors shall impose a Reserve Percentage with respect to LIBOR deposits, then Adjusted LIBOR shall equal the amount determined above, divided by 1 minus the Reserve Percentage.
     Affiliate — with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 10% or more of the voting securities or of Equity Interests of such first Person; (c) at least 10% of whose voting securities or of Equity Interests is beneficially owned, directly or indirectly, by such first Person; or (d) who is an officer, director, partner or managing member of such first Person. “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Equity Interests, by contract or otherwise.
     Agency of Record Agreement — any agency of record agreements between a Borrower and its customer providing for the performance of services by such Borrower in exchange for a fixed fee payable over time.
     Agent Indemnitees — Agent and its officers, directors, employees, Affiliates, agents and attorneys.
     Agent Professionals — attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
     Agreement — this Loan and Security Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.
     Allocable Amount — as defined in Section 5.10.6.
     Anti-Terrorism Laws — any laws relating to terrorism or money laundering, including the Patriot Act.
     Applicable Law — all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
     Applicable Margin — with respect to any Base Rate Revolver Loans is 0.75% and with respect to any LIBOR Revolver Loans is 2.50%; provided, that during the Inventory Borrowing Period, to the extent that any portion of the Revolver Loans outstanding on any day would have exceeded the Borrowing Base as of such day but for the availability of the Inventory Formula Amount (such amount of the Revolver Loans being referred to herein as the “Inventory Borrowing Portion”), the Applicable Margin for such Revolver Loans that relate to the Inventory Borrowing Portion is (a) with respect to such Revolver Loans that are Base Rate Revolver Loans, 1.25% and (b) with respect to such Revolver Loans that are LIBOR Revolver Loans, 3.00% (it being understood and agreed that (i) if both Base Rate Revolver Loans and LIBOR Revolver Loans are outstanding on any day during the Inventory Borrowing Period, subject to clause (ii) below, any Base Rate Revolver Loans shall be deemed to relate first to the Inventory Borrowing Portion as of such day before any LIBOR Revolver Loans are deemed to relate to any part of such Inventory Borrowing Portion and (ii) if after giving effect to the foregoing clause (i) all or any portion of a LIBOR Loan is deemed to relate to all or any part of the Inventory Borrowing Portion, then the higher Applicable Margin (i.e., 3.00% instead of 2.50%) shall continue to apply to such LIBOR Loan (or the applicable part thereof as of such day) until the end of the applicable Interest Period whether or not the Inventory Borrowing Period terminates prior to the end of such Interest Period and whether or not such LIBOR Loan (or any part thereof) is no longer deemed to relate to all or any part of the Inventory Borrowing Portion (e.g., as a result of an increase in the Accounts Formula Amount or a decrease in the Inventory Borrowing Portion during the applicable Interest Period)); provided, that nothing in this definition shall authorize Borrowers to request a LIBOR Revolver Loan with respect to the Inventory Borrowing Portion.
     Approved Fund — any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
     Asset Disposition — a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
     Assignment and Acceptance — an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.
     Attorney Costs — all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel.
     Availability — determined as of any date, the amount that Borrowers are entitled to borrow as Revolver Loans, being the Borrowing Base minus the principal balance of all Revolver Loans.
     Availability Block — (i) in the event that each of BK, RSI and their respective Affiliates have delivered a Non-Offset Letter with respect to the BK Agreements to which they are a party in form and substance satisfactory to Agent before June 30, 2006, the Availability Block from the Closing Date and thereafter shall be $0, (ii) in the event that RSI and its Affiliates (but not all of BK and its Affiliates) have delivered a Non-Offset Letter with respect to the BK Agreements to which they are a party in form and substance satisfactory to Agent before June 30, 2006, the Availability Block from the Closing Date until June 30, 2006 shall be $0 and the Availability Block thereafter shall be the lesser of (a) $500,000 and (b) the increase in Availability that would result from the aggregate amount of Eligible Accounts owing from BK and its Affiliates from time to time, and (iii) otherwise, the Availability Block from the Closing Date until June 30, 2006 shall be $0 and the Availability Block thereafter shall be the lesser of (a) $1,000,000 and (b) the increase in Availability that would result from the aggregate amount of Eligible Accounts owing from BK, RSI and their respective Affiliates from time to time; provided, however, that if before June 30, 2006, an Inventory Borrowing Period occurs, (1) in the event that each of BK, RSI and their respective Affiliates have delivered a Non-Offset Letter with respect to the BK Agreements to which they are a party in form and substance satisfactory to Agent on or before the first day of such Inventory Borrowing Period, the Availability Block from the Closing Date and thereafter shall be $0, (2) in the event that RSI and its Affiliates (but not all of BK and its Affiliates) have delivered a Non-Offset Letter with respect to the BK Agreements to which they are a party in form and substance satisfactory to Agent before the first day of such Inventory Borrowing Period, the Availability Block from the Closing Date until the day preceding the first day of such Inventory Borrowing Period shall be $0 and the Availability Block thereafter shall be the lesser of (a) $500,000 and (b) the increase in Availability that would result from the aggregate amount of Eligible Accounts owing from BK and its Affiliates from time to time, and (3) otherwise, the Availability Block from the Closing Date until the day preceding the first day of such Inventory Borrowing Period shall be $0 and the Availability Block thereafter shall be the lesser of (a)

$1,000,000 and (b) the increase in Availability that would result from the aggregate amount of Eligible Accounts owing from BK, RSI and their respective Affiliates from time to time.
     Availability Reserve — the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties with respect to any Eligible Inventory and/or any Eligible Account that is included in the Borrowing Base, whether or not then due and payable by a Borrower; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the Availability Block; and (h) such additional reserves and in such amounts as Agent may determine in its sole discretion including without limitation those based upon (1) its consideration of any factor that it believes could result in the loss of any material customer of any Borrower, a disruption in the relationship between any Borrower or any of its customers or an adverse change in the business prospects or business mix of any Borrower, (2) the termination of, an amendment adverse to any Borrower or Lender, or the failure to renew, any agreement of any Borrower (including without limitation any Related Document), or (3) Agent’s consideration of any factor that it believes creates or could result in a Default or an Event of Default.
     Bank of America — Bank of America, N.A., a national banking association, and its successors and assigns.
     Bank of America Indemnitees — Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.
     Bank Product — any of the following products, services or facilities extended to any Borrower or Subsidiary by Bank of America or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.
     Bank Product Debt — Debt and other obligations of an Obligor relating to Bank Products.
     Bank Product Reserve — the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt.
     Bankruptcy Code — Title 11 of the United States Code.
     Base Rate — the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is a reference rate only and Bank of America may make loans or other extensions of credit at, above or below it. Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the effective date specified in the public announcement of the change.
     Base Rate Revolver Loan — a Revolver Loan that bears interest based on the Base Rate.
     BK — Burger King Corporation, a Florida corporation.
     BK Agreements — the BK Services Agreements, the BK Supply Agreements, the RSI Supply Agreement and any other agreements entered into from time to time between BK, RSI or any of their respective Affiliates, on the one hand, and any Borrower or any of their respective Subsidiaries, on the other hand, and any material purchase orders and similar agreements or arrangements entered into from time to time with respect to any of the foregoing.
     BK Group — has meaning assigned to such term in the definition of Eligible Accounts.
     BK Services Agreements- (i) that certain Services Agreement dated as of October 1, 2002 between Equity Marketing, Inc. and BK, (ii) that certain Services Agreement effective as of July 1, 2004 between EMAK and BK, and (iii) any other services agreements entered into from time to time between BK or any of its Affiliates and any Borrower or any of its Subsidiaries, in each case as such agreement is in effect on the Closing Date (to the extent in effect on the Closing Date) and as such agreement may be amended from time to time thereafter to the extent permitted under Section 10.2.21.
     BK Supply Agreements — (i) that certain Terms and Conditions of Supply Agreement dated as of October 1, 2002 between BK and Equity Marketing, Inc., (ii) that certain International Master Premium Supply Agreement dated as of October 1, 2002 between BK and Equity Marketing, Inc., and (iii) any other supply agreements entered into from time to time between BK or any of its Affiliates and any Borrower or any of its Subsidiaries, in each case as such agreement is in effect on the Closing Date (in the case of clauses (i) and (ii)) and as such agreement may be amended from time to time thereafter to the extent permitted under Section 10.2.21.
     Board of Governors — the Board of Governors of the Federal Reserve System.
     Borrowed Money — with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
     Borrower Agent — as defined in Section 4.4.
     Borrowers — has the meaning set forth in the introductory paragraph hereto.
     Borrowing — a group of Revolver Loans of one Type that are made on the same day or are converted into Revolver Loans of one Type on the same day.
     Borrowing Base — on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve, minus the Availability Block; or (b) the sum of the Accounts Formula Amount, plus, solely during the Inventory Borrowing Period, the Inventory Formula Amount, minus the Availability Reserve.
     Borrowing Base Certificate — a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.
     Business Day — any day (a) excluding Saturday, Sunday and any other day on which banks are permitted to be closed under the laws of the States of North Carolina and California; and (b) when used with reference to a LIBOR Loan, also excluding any day on which banks do not conduct dealings in Dollar deposits on the London interbank market.
     Capital Adequacy Regulation — any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.
     Capital Expenditures — all liabilities incurred, expenditures made or payments due (whether or not made) by a Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases. Without limiting the generality of the foregoing, Capital Expenditures shall include, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrowers and Subsidiaries) by Borrowers and Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Borrowers and Subsidiaries and shall include the aggregate of all expenditures by Borrowers and Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of a Borrower. Notwithstanding the foregoing, to the extent that any Borrower receives a landlord reimbursement on or before June 30, 2006 with respect to certain Capital Expenditures in the form of tenant improvements made by such Borrower in January of 2006, up to $300,000 of such reimbursement received by such Borrower on or before June 30, 2006 shall reduce, dollar for dollar, the amount of Capital Expenditures in the form of tenant improvements made by such Borrower in January of 2006.
     Capital Lease — any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     Cash Collateral — cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
     Cash Collateral Account — a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.
     Cash Collateralize — the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate or contingent Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
     Cash Equivalents — (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
     Cash Management Services — any services provided from time to time by Bank of America or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.
     CERCLA — the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

     Certificate of Designation — certain Certificate of Designation of Series AA Preferred Stock of EMAK filed with the Secretary of State of the State of Delaware on December 31, 2004 (and amended on September 2, 2005) pursuant to Section 151 of the General Corporation Law of the State of Delaware.
     Change of Control — an event or series of events by which:
     (a) EMAK ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all Borrowers (other than EMAK), except for the consolidation or merger of one Borrower with another Borrower to the extent permitted under Section 10.2.9;
     (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and other than Crown so long as any such “person” or “group” does not become the “beneficial owner”, directly or indirectly, of 40% or more of the Equity Interests of EMAK entitled to vote for members of the board of directors of EMAK on a fully diluted basis) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the Equity Interests of EMAK entitled to vote for members of the board of directors or equivalent governing body of EMAK on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of EMAK cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);
     (d) any Person or two or more Persons acting in concert (other than Crown) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of EMAK, or control over the Equity Interests of EMAK entitled to vote for members of the board of directors or equivalent governing body of EMAK on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 20% or more of the combined voting power of such securities;
     (e) all or substantially all of a Borrower’s assets are sold or transferred, other than sale or transfer to another Borrower; or

     (f) a “Change of Control” (whether as defined in the Certificate of Designation as in effect on the date hereof or as defined in the Certificate of Designation as amended after the date hereof).
     Chattel Paper — as defined in the UCC.
     Claims — all liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loan Documents or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
     Closing Date — as defined in Section 6.1.
     Collateral — all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
     Collateral Access Agreement — any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement agreement of any landlord or mortgagee in respect of any Real Estate or other location where any Inventory is located or any warehouseman or processor in possession of Inventory (other than immaterial Inventory) (which locations, as of the date hereof, are set forth on Schedule 7.3), substantially in the form of Exhibit D annexed hereto, with such changes thereto as may be agreed to by Agent in the reasonable exercise of its discretion.
     Commercial Tort Claim — as defined in the UCC.
     Commitment Fee Rate — as defined in Section 3.2.1.
     Commitment Termination Date — the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.
     Commitment Utilization Percentage — for any day, the ratio of (a) the sum of (i) the principal amount of the Revolver Loans outstanding on such day plus (ii) the stated amount of Letters of Credit outstanding on such day to (b) the aggregate amount of Revolver Commitments for such day, expressed as a percentage.
     Common Stock — the common stock, $.001 par value, of EMAK.
     Common Warrants — those certain warrants dated March 19, 2004 issued to Crown pursuant to which Crown has the right to purchase 357,000 shares of Common Stock at $16.00 per share expiring March 29, 2010, 79,333 shares of Common Stock at $18.00 per share expiring March 29, 2010, 393,000 shares of Common Stock at $16.00 per share expiring June 20, 2010 and 87,333 shares of Common Stock at $18.00 per share expiring June 20, 2010.
     Compliance Certificate — a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Sections 10.2.3 and 10.3.

     Conforming Letter of Credit — (a) an irrevocable letter of credit satisfactory to Agent (as to form, substance and issuer) that is assigned to and directory drawable by Agent (unless such assignment and direct drawability is waived by Agent), or (b) an irrevocable letter of credit satisfactory to Agent (as to form, substance and issuer) with respect to which Agent has a perfected first priority Lien in the letter of credit rights thereunder.
     Contingent Obligation — any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
     Contractual Obligation — as to any Person, any provision of any security issued by such Person or of any agreement, instrument, mortgage or undertaking to which such Person is a party or by which it or any of its property is bound or to which it or any of its properties is subject.
     Corinthian — Corinthian Marketing, Inc., a Delaware corporation.
     Crown — Crown EMAK Partners, LLC, a Delaware limited liability company formerly known as Crown Acquisition Partners, LLC.
     CWA — the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
     Debt — as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.
     Default — an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
     Default Rate — for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
     Deposit Account — as defined in the UCC.
     Deposit Account Control Agreements — the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.
     Dilution Percent — the percent, determined on a trailing twelve month basis as of the end of Borrowers’ most recent month, equal to (a) credit memos issued for bad debt write-downs or write-offs,

discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.
     Disney — The Walt Disney Company and its Affiliates.
     Document — as defined in the UCC.
     Dollars — lawful money of the United States.
     Domestic Pledge Agreement — the pledge agreement substantially in the form of Exhibit E, executed and delivered by Borrowers to Agent on the Closing Date, as amended, supplemented or otherwise modified from time to time.
     Domestic Subsidiary — a Subsidiary that is not a Foreign Subsidiary.
     Dominion Account — a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes, which account shall initially be a Bank of America account, account number 14591-38332 (which account may only be changed with the prior written consent of Agent).
     Draft Financial Statements — the draft consolidated financial statements of EMAK for Fiscal Year 2005 attached hereto as Schedule 9.1.8.
     EBITDA — for any period, determined on a consolidated basis for Borrowers and Subsidiaries (other than EMAK Europe Holdings, Limited and its direct and indirect Subsidiaries), the sum, without duplication, of the amounts for such period of (i) net income, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization expense, (v) other non-cash items consisting of stock-based compensation for which no future cash disbursements will be made, and (vi) to the extent not included in any of the foregoing, (a) to the extent such period includes any of the months in Fiscal Year 2005, the non-recurring restructuring charges set forth in Schedule 1.1C hereto for such months, and (b) to the extent such period includes any of the months in Fiscal Year 2006, the lesser of (I) the non-recurring restructuring charges set forth in Schedule 1.1C hereto for such months and (II) the actual amount of such non-recurring restructuring charges that fall within such items for such months, but only, in the case of clauses (ii)-(vi), to the extent deducted in the calculation of net income, less (i) gains arising from the sale of capital assets or from the write-up of assets, (ii) extraordinary gains, and (iii) non-cash items added in the calculation of net income.
     Eligible Account — an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days (or, (i) solely if the Account Debtor is a member of the BK Group (as defined below), 60 days and (ii) solely if the Account Debtor is any of Target, Sunoco, Disney, P&G, Kellogg or MBC, 120 days) after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor and its Affiliates are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by such Account Debtor and its Affiliates or any designated group of Account Debtors and their Affiliates, as the case may be, it exceeds 10% of the aggregate Eligible Accounts (or such higher percentage (the “Applicable Concentration Percentage”) as Agent may designate for such Account Debtor and its Affiliates or for any group of Account Debtors and their Affiliates from time to time), provided that (i) the Applicable Concentration Percentage for all of Supply Chain, RSI and BK and their Affiliates, collectively as a group (such group being referred to herein as the “BK Group”), shall be 50%, provided further that the aggregate Value of such Accounts of Account Debtors in the BK Group that remain unpaid between 31 and 60 days after the original invoice date shall not exceed 15% of all Eligible Accounts of Account Debtors in the BK Group included hereunder pursuant to this clause (c)(i) except to the extent such Accounts originally arose on extended terms with the prior written approval of Agent in its sole discretion, (ii) the Applicable Concentration Percentage for each of Disney, P&G, Kellogg and MBC is 25%, and (iii) the Applicable Concentration Percentage for MidAmerica Overseas is 15%; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset (including without limitation a potential offset which will permit such Account Debtor to make offset payments to third parties), counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada except to the extent the Account is supported by a Conforming Letter of Credit or the Account Debtor is an Affiliate of a company headquartered in the United States and specified on Schedule 1.1D; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage (other than that portion of such Accounts under an Agency of Record Agreement with respect to which a Borrower has recognized revenue thereunder pursuant to GAAP and has fully rendered services related to the applicable billing period; provided that such portion shall not be subject to any dispute or any claims of offset); (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes; (q) if the applicable Account Debtor is not a member of the BK Group and if the contract or agreement under or with respect to which any Account of such Account Debtor or any of its Affiliates arises contains a liquidated damages provision or any express offset provision and such Account Debtor or any of its Affiliates has not delivered a fully executed Non-Offset Letter to Agent that would apply to such Account; or (r) if the applicable Account Debtor is not a member of the BK Group and if the contract or agreement under or with respect to which any Account of such Account Debtor or any of its Affiliates arises does not contain any liquidated damages provision or any express offset provision and such Account Debtor or any of its Affiliates has not delivered a fully executed Non-Offset Letter to Agent that would apply to such Account (other than such Accounts described in this clause (r) (that would otherwise be Eligible Accounts) to the extent that inclusion of such Accounts pursuant to this parenthetical would not result in an aggregate increase in Eligible Accounts in an amount greater than (i) during the period from the Closing Date until September 30, 2006, the lesser of (1) $3,500,000 and (2) 30% of the aggregate amount of Eligible Accounts that arise under a contract (and not, e.g., under a purchase order) owing from all Account Debtors that are not a member of the BK Group, (ii) during the period from October 1, 2006 until March 31, 2007, the lesser of (1) $3,000,000 and (2) 25% of the aggregate amount of Eligible Accounts that arise under a contract (and not, e.g., under a purchase order) owing from all Account Debtors that are not a member of the BK Group, (iii) during the period from April 1, 2007 until September 30, 2007, the lesser of (1) $2,000,000 and (2) 20% of the aggregate amount of Eligible Accounts that arise under a contract (and not, e.g., under a purchase order) owing from all Account Debtors that are not a member of the BK Group, and (iv) thereafter, the lesser of (1) $1,000,000 and (2) 15% of the aggregate amount of Eligible Accounts that arise under a contract (and not, e.g., under a purchase order) owing from all Account Debtors that are not a member of the BK Group) at any time. In calculating delinquent portions of Accounts, credit balances more than 90 days old will be excluded.

     Eligible Assignee — a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.
     Eligible Inventory — Inventory owned by a Borrower that Agent, in its discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or downpayment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) is within the continental United States or Canada and is not in transit except between locations of Borrowers, other than Inventory in transit to the United States from vendors or suppliers (or from any Borrower or any of their respective Subsidiaries) with respect to which Agent’s first priority Lien is duly perfected and otherwise protected to Agent’s satisfaction in its sole discretion (which shall include, without limitation, a fully executed Imported Goods Agreement with respect to such Inventory in transit, satisfactory cargo insurance, a negotiable bill of lading naming Agent as the consignee thereof, and any other requirements required by Agent in its sole discretion); (i) is not subject to any warehouse receipt or negotiable Document and is not consigned to any Person; (j) is owned solely by the applicable Borrower or such Borrower has good, valid and marketable title thereto; (k) it is subject to a purchase order or other firm delivery contract (which may be an oral agreement that is followed by a written contract in the ordinary course of business) under a Program Sales Contract or other similar contract with Persons satisfactory to Agent (which approval shall not be unreasonably withheld); and (l) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established.
     EMAK — EMAK Worldwide, Inc., a Delaware corporation.
     EMI — Equity Marketing, Inc., a Delaware corporation.
     Enforcement Action — any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
     Environmental Agreement — each agreement of Borrowers with respect to any Real Estate subject to a Mortgage, pursuant to which Borrowers agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.
     Environmental Laws — all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
     Environmental Notice — a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
     Environmental Release — a release as defined in CERCLA or under any other Environmental Law.
     Equipment — as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.
     Equity Interest — the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability company, or (d) other Person having any other form of equity security or ownership interest.
     Equity Marketing — Equity Marketing Hong Kong, Ltd., a Delaware corporation.
     ERISA — the Employee Retirement Income Security Act of 1974.
     Event of Default — as defined in Section 11.1.
     Excluded Tax — Tax on the overall net income or gross receipts of a Lender imposed by the jurisdiction in which such Lender’s principal executive office is located.
     Existing Credit Agreement — the Credit Agreement dated as of April 21, 2001 among EMAK, as borrower, Bank of America, as administrative agent, swingline lender and letter of credit issuing lender and the other financial institutions party thereto, as amended, supplemented or otherwise modified from time to time on or prior the date hereof.
     Existing Letters of Credit — as defined in Section 2.2.1(e).
     Extraordinary Expenses — all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Protective Advances. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
     Fiscal Quarter — a fiscal quarter of any Fiscal Year, which ends on March 31, June 30, September 30 and December 31 of each calendar year.
     Fiscal Year — the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

     Fixed Charge Coverage Ratio — the ratio, determined on a consolidated basis for Borrowers and Subsidiaries (other than EMAK Europe Holdings, Limited and its direct and indirect Subsidiaries) for the most recent 12-month period, of (a) EBITDA, to (b) Fixed Charges.
     Fixed Charges — for any period, the sum of cash interest expense paid or payable, Capital Expenditures, principal payments made on Borrowed Money (other than repayments of principal under this Agreement), net cash taxes paid or payable during such period (but in any event not less than zero) and Restricted Payments made (excluding Restricted Payments made to the extent permitted under Section 10.2.4(b) and (c), it being understood that such exclusion shall not exclude from Fixed Charges interest expense, Capital Expenditures, principal payments or taxes paid with such Restricted Payments).
     FLSA — the Fair Labor Standards Act of 1938.
     Foreign Lender — any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.
     Foreign Plan — any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States, or any employee benefit plan or arrangement mandated by a government other than the United States for employees of any Obligor or Subsidiary.
     Foreign Security Agreement — each security agreement or similar instrument governed by the laws of a country other than the United States, executed (i) on the Closing Date by EMAK, Equity Marketing and certain UK Subsidiaries, and (ii) from time to time after the Closing Date in accordance with Section 10.1.9, in each case in form and substance reasonably satisfactory to Agent, as such Foreign Security Agreement may be amended, supplemented or otherwise modified from time to time.
     Foreign Subsidiary — a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.
     Full Payment — with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Revolver Commitments related to such Loans have expired or been terminated.
     GAAP — generally accepted accounting principles in the United States in effect from time to time.
     General Intangibles — as defined in the UCC, including causes in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible Property of any kind.
     Goods — as defined in the UCC.
     Governmental Approvals — all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

     Governmental Authority — any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.
     Guarantor Payment — as defined in Section 5.10.6.
     Guarantors — collectively, each Person who guarantees payment or performance of any Obligations.
     Guaranty — each guaranty agreement executed by a Guarantor in favor of Agent.
     Hedging Agreement — an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
     HK Subsidiaries — collectively, EMAK Asia Holdings Company Limited, a Hong Kong company, EMAK China Limited, a Hong Kong company, EMAK Hong Kong Limited, a Hong Kong company, and any other Foreign Subsidiary organized under the laws of Hong Kong.
     Imported Goods Agreement — an agreement among any Borrower, its customs broker and Agent, substantially in the form of Exhibit H annexed hereto, with such changes hereto as may be agreed to by Agent in its discretion.
     Indemnitees — Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
     Insolvency Proceeding — any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
     Instrument — as defined in the UCC.
     Insurance Assignment — each collateral assignment of insurance pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s rights under key-man life, business interruption or other insurance policies as Agent deems appropriate, as security for the Obligations.
     Intellectual Property — all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.
     Intellectual Property Claim — any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
     Interest Period — as defined in Section 3.1.3.

     Inventory — as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
     Inventory Borrowing Period — up to three 30-day periods during Fiscal Year 2006 as determined by Borrower Agent in its discretion by written notice to Agent not less than ten Business Days prior to the commencement of such period; provided however that no Inventory Borrowing Period shall commence until Agent shall have completed a field examination with respect to the Inventory of Borrowers in form and substance satisfactory to Agent.
     Inventory Borrowing Portion — as defined in the definition of “Applicable Margin.”
     Inventory Formula Amount — the lesser of (a) $1,500,000; or (b) 15% of the Value of Eligible Inventory.
     Inventory Reserve — reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
     Investment — any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person or any significant portion of the assets of a Person or of any business or division of a Person; or any advance or capital contribution to or other investment in a Person.
     Investment Property — as defined in the UCC.
     Issuing Bank — Bank of America or an Affiliate of Bank of America.
     Issuing Bank Indemnitees — Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.
     Johnson — Johnson Grossfield, Inc., a Delaware corporation.
     Kellogg — Kellogg Company and its Affiliates.
     LC Application — an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.
     LC Conditions — the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.
     LC Documents — all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

     LC Obligations — the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the aggregate undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.
     LC Request — a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.
     LC Reserve — the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized, and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.
     Lender Indemnitees — Lenders and their officers, directors, employees, Affiliates, agents and attorneys.
     Lenders — as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.
     Letter of Credit — any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower and the Existing Letters of Credit.
     Letter-of-Credit Right — as defined in the UCC.
     Letter of Credit Subline — $10,000,000.
     LIBOR Loan — each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.
     LIBOR Revolver Loan — a Revolver Loan that bears interest based on Adjusted LIBOR.
     License — any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
     License Agreements — each of the license agreements listed on Schedule 1.1B annexed hereto, as such agreements are in effect on the Closing Date and as such agreements may be amended from time to time thereafter to the extent permitted under Section 10.2.21 of this Agreement.
     Licensor — any Person from whom an Obligor obtains the right to use any Intellectual Property.
     Lien — any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.
     Lien Waiver — an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral (including, without limitation Collateral Access Agreements); (b) for any Collateral held by a warehouseman, processor, shipper or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
     Loan — any advance made by any Lender to Borrowers as provided in Section 2.1 (collectively, the “Loans”), and may be a Base Rate Revolver Loan or an LIBOR Loan, and includes any Revolver Loan.
     Loan Account — the loan account established by each Lender on its books pursuant to Section 5.7.1.
     Loan Documents — this Agreement, Other Agreements and Security Documents.
     Loan Year — each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.
     Logistix — Logistix, Inc., a Delaware corporation.
     Margin Stock — as defined in Regulation U of the Board of Governors.
     Material Adverse Effect — the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of EMI or Borrowers taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
     Material Contract — any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is a Related Document, (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $1,000,000 or more.
     MBC — Miller Brewing Company and its Affiliates.
     Moody’s — Moody’s Investors Service, Inc., and its successors.
     Mortgage — each mortgage, deed of trust or deed to secure debt pursuant to which a Borrower grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Borrower, as security for the Obligations.
     Multiemployer Plan — any employee benefit plan or arrangement described in Section 4001(a)(3) of ERISA that is maintained or contributed to by any Obligor or Subsidiary.
     Net Proceeds — with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
     Negative Pledge — a Contractual Obligation that restricts Liens on Property.
     Non-Offset Letter — any letter or any similar acknowledgement agreement of any Account Debtor of any Borrower, substantially in the form of Exhibit G annexed hereto, with such changes thereto as may be agreed to by Agent in its discretion.
     Notice of Borrowing — a Notice of Borrowing to be provided by Borrower Agent to request the funding of a Borrowing of Revolver Loans, in form satisfactory to Agent.
     Notice of Conversion/Continuation — a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.
     Obligations — all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
     Obligor — each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.
     Ordinary Course of Business — the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.
     Organic Documents — with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
     OSHA — the Occupational Safety and Hazard Act of 1970.
     Other Agreement — each Note; LC Document; Lien Waiver; Real Estate Related Document; Collateral Access Agreement; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.
     Other Customer Agreements — (i) that certain Promotional Services and Materials Agreement dated as of March 1, 2005 between P&G and Upshot, Inc., (ii) that certain Consultant Services Agreement dated as of April 1, 2003 between Disney Vacation Development, Inc. and Equity Marketing, Inc., (iii) that certain Master Promotional Services Agreement dated as of April 1, 2005 between Miller Products Company and Upshot, Inc., (iv) that certain Premium Supply Agreement dated as of March 14, 2006 among Kellogg North America Company, Kellogg Canada, Inc. and Logistix, Inc., (v) that certain Promotional Services Agreement dated as of April 1, 2005 among Foster’s USA, LLC and Upshot, Inc., (vi) that certain Premium Supplier Agreement dated as of January 1, 2005 among Kraft Foods Global,

Inc. (North America Commercial) and SCI and (vii) any other services or supply agreements entered into from time to time between Borrower or any of its Subsidiaries and any of its customers, in each case as such agreement is in effect on the Closing Date (in the case of clauses (i) through (vi)) and as such agreement may be amended from time to time thereafter to the extent permitted under Section 10.2.21.
     Overadvance — as defined in Section 2.1.5.
     Overadvance Loan — a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.
     P&G — The Proctor & Gamble Company and its Affiliates.
     Participant — as defined in Section 13.2.
     Patent Assignment — each patent collateral assignment agreement pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s interests in its patents, as security for the Obligations.
     Patriot Act — the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
     Payment Intangible — as defined in the UCC.
     Payment Item — each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
     Permitted Asset Disposition — as long as no Default or Event of Default exists and all Net Proceeds are remitted to the Dominion Account, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $250,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; or (e) approved in writing by Agent and Required Lenders.
     Permitted Contingent Obligations — Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $250,000 or less at any time.
     Permitted Lien — as defined in Section 10.2.2.
     Permitted Purchase Money Debt — Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $1,000,000 at any time and its incurrence does not violate Section 10.2.3.
     Person — any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

     Plan — an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by a Borrower or Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which a Borrower or Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.
     Pledged Collateral — means the “Pledged Collateral” as defined in the Domestic Pledge Agreement or any Foreign Security Agreement.
     Pop Rocket — Pop Rocket, Inc., a Delaware corporation.
     Preferred Stock — the Series AA Preferred Stock.
     Pro Rata — with respect to any Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.
     Prodesign — as defined in Section 10.1.16.
     Program Sales — the promotional programs for BK or RSI, and any Affiliates thereof, which are serviced by Borrowers or Subsidiaries.
     Program Sales Contract — any contract or other arrangement relating to Program Sales between BK or RSI, or any Affiliates thereof, and any Borrowers or Subsidiaries.
     Properly Contested — with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
     Property — any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     Protective Advances — as defined in Section 2.1.6.
     PTO — the United States Patent and Trademark Office or any successor or substitute office in the United States in which filings are necessary or, in the opinion of Agent, desirable in order to create or perfect Liens on any Intellectual Property Collateral.
     Purchase Money Debt — (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within ten days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
     Purchase Money Lien — a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

     RCRA — the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
     Real Estate — all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
     Refinancing Conditions — the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.
     Refinancing Debt — Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(d).
     Registration Rights Agreement - that certain Registration Rights Agreement dated as of March 29, 2000 by and between EMAK and Crown, as such agreement is in effect on the Closing Date and as such agreement may be amended from time to time thereafter to the extent permitted under Section 10.2.21 of this Agreement.
     Reimbursement Date — as defined in Section 2.2.2.
     Related Documents — the Securities Purchase Agreement, the Warrants, the Registration Rights Agreement, the Certificate of Designation, the BK Services Agreements, the BK Supply Agreements, the Other Customer Agreements, any other BK Agreements, and the RSI Supply Agreements.
     Related Real Estate Documents — with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.
     Rent and Charges Reserve — the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person less the amount of any L/C Obligations securing such obligations, unless it has executed a Lien Waiver.
     Report — as defined in Section 12.2.3.

     Reportable Event — any event set forth in Section 4043(b) of ERISA.
     Required Lenders — Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 66 2/3% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 66 2/3% of all outstanding Loans.
     Reserve Percentage — the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
     Restricted Investment — any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; and (c) loans and advances permitted under Section 10.2.7.
     Restricted Payment — (a) the declaration or payment of any dividend or distribution by a Borrower or Subsidiary, either in cash or property, on any shares of the capital stock of any class or any other Equity Interests of such Borrower or Subsidiary (other than dividends or other distributions payable solely in shares of capital stock of a Borrower or Subsidiary or payable by a Subsidiary to a Borrower); (b) the purchase, redemption or retirement by a Borrower or Subsidiary of any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock or any other Equity Interests, whether directly or indirectly; (c) any other payment or distribution by a Borrower or Subsidiary in respect of its capital stock, either directly or indirectly (other than dividends or other distributions payable solely in shares of capital stock or any other Equity Interests of a Borrower or Subsidiary or payable by a Subsidiary to a Borrower); (d) any prepayment, repayment, redemption, defeasance or other acquisition or retirement for value (i) of any Debt to a holder of Equity Interests or (ii) of Subordinated Debt; and (e) any payment of cash by any Borrower to any HK Subsidiary, any UK Subsidiary or any other Foreign Subsidiary.
     Restrictive Agreement — an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Restricted Payments, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
     Revolver Commitment — for any Lender, its obligation to make Revolver Loans and to participate in the LC Obligations up to the maximum principal amount shown on Schedule 1.1A, or as specified hereafter in the most recent Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.
     Revolver Loan — a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.
     Revolver Note — a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.
     Revolver Termination Date — March 29, 2009.
     Royalties — all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
     RSI — Restaurant Services, Inc., a Delaware corporation.

     RSI Supply Agreements — (i) that certain Fifth Amended and First Restated Master Supply Agreement, dated as of May 15, 2002, by and between RSI and EMAK, and (ii) any other supply agreements entered into from time to time between RSI or any of its Affiliates and any Borrower or any of its Subsidiaries, in each case as such agreement is in effect on the Closing Date (in the case of clause (i)) and as such agreement may be amended from time to time thereafter to the extent permitted under Section 10.2.2.
     SCI — SCI Promotion, Inc., a Delaware corporation.
     S&P — Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     Secured Parties — Agent, Issuing Bank, Lenders and providers of Bank Products.
     Securities Account — as defined in the UCC.
     Securities Account Control Agreement — each securities account control agreement executed and delivered by an Obligor, Agent and a securities intermediary, in form and substance satisfactory to Agent, covering each of the Securities Accounts established with such securities intermediary, as such Securities Account Control Agreement may be amended, supplemented or otherwise modified from time to time, and “Securities Account Control Agreements” means all such Securities Account Control Agreements, collectively.
     Securities Purchase Agreement — that certain Securities Purchase Agreement dated as of March 29, 2000 by and between Crown and EMAK, as amended (i) by that certain Amendment No. 1 to Securities Purchase Agreement dated as of May 5, 2000 by and between Crown and EMAK, (ii) by that certain Amendment No. 2 to Securities Purchase Agreement dated as of June 1, 2000 by and between Crown and EMAK, and (iii) may be amended from to time to time to the extent permitted under Section 10.2.21 of this Agreement.
     Security Documents — the Domestic Pledge Agreement, Foreign Security Agreements, Guaranties, Mortgages, Patent Assignments, Trademark Security Agreements, Insurance Assignments, Deposit Account Control Agreements, Securities Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
     Senior Officer — the chairman of the board, president, chief executive officer or chief financial officer (or vice president-finance or vice president-controller) or executive vice president of a Borrower or, if the context requires, an Obligor.
     Series AA Preferred Stock — the Series AA Senior Cumulative Participating Convertible Preferred Stock of EMAK, par value $0.001 per share.
     Settlement Report — a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.
     Software — as defined in the UCC.
     Solvent — as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
     Statutory Reserves — the percentage (expressed as a decimal) established by the Board of Governors as the then stated maximum rate for all reserves (including those imposed by Regulation D of the Board of Governors, all basic, emergency, supplemental or other marginal reserve requirements, and any transitional adjustments or other scheduled changes in reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D).
     Subordinated Debt — Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.
     Subsidiary — any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).
     Supporting Obligation — as defined in the UCC.
     Supply Chain — Supply Chain Services LLC and its Affiliates.
     Swingline Loan — any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.
     Sunoco — Sunoco, Inc. and its Affiliates.
     Target — Target Corporation and its Affiliates.
     Taxes — any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.
     Threshold Amount — $500,000.
     Trademark Security Agreement — each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.
     Transferee — any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
     Type — any type of a Revolver Loan (i.e., Base Rate Revolver Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

     UCC — the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
     UK Subsidiaries — EMAK Europe Holdings, Limited, a United Kingdom company and any other Foreign Subsidiary organized under the laws of United Kingdom or Northern Ireland.
     Upshot — Upshot, Inc., a Delaware corporation.
     Value — (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
     Warrants — the Common Warrants.
     1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Notwithstanding the foregoing and any other provision of this Agreement, the financial covenants set forth in Section 10.3 shall be calculated with respect to Borrowers and their Subsidiaries (other than EMAK Europe Holdings, Limited and its direct and indirect Subsidiaries) on a consolidated basis.
     1.3 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.
SECTION 2. CREDIT FACILITIES
     2.1 Revolver Commitment.
          2.1.1 Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Revolver Loan) would exceed the Borrowing Base.
          2.1.2 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.
          2.1.3 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers.
          2.1.4 Voluntary Reduction or Termination of Revolver Commitments.
          (a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 90 days prior written notice to Agent at any time after the first Loan Year, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.
          (b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, from time to time upon written notice to Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least five Business Days prior to the end of a month and shall be effective as of the first day of the next month. Each reduction shall be in a minimum amount of $1,000,000, or an increment of $1,000,000 in excess thereof; provided, however, that Borrowers may not permanently reduce the Revolver Commitments below $20,000,000.
          2.1.5 Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed $2,000,000; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $2,000,000 (including such discovered Overadvance), and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
          2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that a Default or Event of Default exists or any conditions in Section 6 are not satisfied, and without regard to the aggregate Revolver Commitments, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of $2,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authorization to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
     2.2 Letter of Credit Facility.
          2.2.1 Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
          (a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If Issuing Bank receives written notice from a Lender at least one Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
          (b) Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.
          (c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.
          (d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected with reasonable care.
          (e) As of the Closing Date, Bank of America has under the Existing Credit Agreement issued for the account of Borrowers certain existing letters of credit listed in Schedule 2.2.1 hereto (collectively the “Existing Letters of Credit”). Upon satisfaction of the conditions set forth in Section 6.1, the Existing Letters of Credit shall, effective as of the Closing Date, become Letters of Credit under this Agreement to the same extent as if initially issued hereunder and each Lender shall be deemed to have irrevocably purchased from the Issuing Bank of such Existing Letters of Credit a participation in such Letters of Credit and drawings thereunder in an amount equal to such Lender’s Pro Rata share of the maximum amount which is or at any time may become available to be drawn thereunder. All such Existing Letters of Credit which become Letters of Credit under this Agreement shall be fully secured by the Collateral commencing on the Closing Date to the same extent as if initially issued hereunder on such date.
          2.2.2 Reimbursement; Participations.
          (a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Revolver Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
          (b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

          (c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
          (d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.
          2.2.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, pay to Issuing Bank the amount of all outstanding LC Obligations and Cash Collateralize all outstanding Letters of Credit. If Borrowers fail to Cash Collateralize outstanding Letters of Credit as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Revolver Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied).
SECTION 3. INTEREST, FEES AND CHARGES
     3.1 Interest.
          3.1.1 Rates and Payment of Interest.
          (a) The Obligations shall bear interest (i) if a Base Rate Revolver Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at Adjusted LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Revolver Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Revolver Loan is repaid on the same day made, one day’s interest shall accrue. Borrowers shall not be permitted to request LIBOR Revolver Loans with respect to the Inventory Borrowing Portion.
          (b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate. Each Borrower acknowledges that the cost and expense to Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense.

          (c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month and, for any LIBOR Loan, the last day of its Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
          3.1.2 Application of Adjusted LIBOR to Outstanding Revolver Loans.
          (a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Revolver Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.
          (b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Revolver Loans.
          3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months; provided, however, that:
          (a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
          (b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
          (c) no Interest Period shall extend beyond the Revolver Termination Date.
          3.1.4 Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining Adjusted LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.
     3.2 Fees.
          3.2.1 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee which shall accrue at a rate per annum equal to the percentage set forth below opposite the Commitment Utilization Percentage with respect to each day (the “Commitment Fee Rate”) of the daily unused amount of the respective Revolver Commitments of such Lenders (excluding with respect to Agent the amount of any Swingline Loans) during the period from and including the Closing Date to the Commitment Termination Date:

Commitment Utilization Percentage	Commitment Fee Rate
Less than or equal to 25%	0.500%
Greater than 25%	0.375%
Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.
          3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal 2.50% per annum times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.25% of the stated amount of each Letter of Credit, which fee shall be payable upon issuance of the Letter of Credit and on each anniversary date of such issuance, and shall be payable on any increase in stated amount made between any such dates; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum. With respect to Existing Letters of Credit, the fees described in clauses (a), (b) and (c) above shall accrue from and including the Closing Date.
          3.2.3 Closing Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of the Lenders, a closing fee of $100,000, which shall be paid concurrently with the funding of the initial Loans hereunder.
          3.2.4 Agent Fees. In consideration of Agent’s syndication of the Revolver Commitments and service as Agent hereunder, Borrowers shall pay to Agent, for its own account, a non-refundable annual administrative agent’s fee of $15,000 per annum, payable in advance on the Closing Date and on each anniversary thereof.
     3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrowers by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error.
     3.4 Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. All amounts reimbursable by Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable on demand.
     3.5 Illegality. Notwithstanding anything to the contrary herein, if (a) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a LIBOR Loan or to maintain any Revolver Commitment with respect to LIBOR Loans or (b) a Lender determines that the making or continuance of a LIBOR Loan has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to Agent and Borrowers and may (i) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon any request for a LIBOR Loan from such Lender shall be deemed to be a request for a Base Rate Revolver Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or (b) above); and/or (ii) require that all outstanding LIBOR Loans made by such Lender be converted to Base Rate Revolver Loans immediately, in which event all outstanding LIBOR Loans of such Lender shall be immediately converted to Base Rate Revolver Loans.
     3.6 Increased Costs. If, by reason of (a) the introduction of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in any law or interpretation thereof, or (b) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law):
          (i) a Lender shall be subject to any Tax with respect to any LIBOR Loan or Letter of Credit or its obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations, or a change shall result in the basis of taxation of any payment to a Lender with respect to its LIBOR Loans or its obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations (except for Excluded Taxes); or
          (ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender shall be imposed or deemed applicable, or any other condition affecting a Lender’s LIBOR Loans or obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations shall be imposed on such Lender or the London interbank market;
and as a result there shall be an increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans, Letters of Credit or participations in LC Obligations (except to the extent already included in determination of Adjusted LIBOR), or there shall be a reduction in the amount receivable by such Lender, then the Lender shall promptly notify Borrowers and Agent of such event, and Borrowers shall, within five days following demand therefor, pay such Lender the amount of such increased costs or reduced amounts.
     If a Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender, the London interbank market or the Lender’s position in such market, Adjusted LIBOR or its Applicable Margin, as applicable, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans, issuing Letters of Credit or participating in LC Obligations, then (A) the Lender shall promptly notify Borrowers and Agent of such event; (B) such Lender’s obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations shall be immediately suspended, until each condition giving rise to such suspension no longer exists; and (C) such Lender shall make a Base Rate Revolver Loan as part of any requested Borrowing of LIBOR Loans, which Base Rate Revolver Loan shall, for all purposes, be considered part of such Borrowing.

     3.7 Capital Adequacy. If a Lender determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Revolver Commitments, Loans, participations in LC Obligations or other obligations under the Loan Documents, then Borrowers shall, within five days following demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.
     3.8 Mitigation. Each Lender agrees that, upon becoming aware that it is subject to Section 3.5, 3.6, 3.7 or 5.8, it will take reasonable measures to reduce Borrowers’ obligations under such Sections, including funding or maintaining its Revolver Commitments or Loans through another office, as long as use of such measures would not adversely affect the Lender’s Revolver Commitments, Loans, business or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction.
     3.9 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.
     3.10 Maximum Interest. In no event shall interest, charges or other amounts that are contracted for, charged or received by Agent and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate. If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to Agent, for the account of Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by Agent or any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to Borrowers. In determining whether any excess interest has been charged or received by Agent or any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

SECTION 4. LOAN ADMINISTRATION
     4.1 Manner of Borrowing and Funding Revolver Loans.
          4.1.1 Notice of Borrowing.
          (a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Revolver Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Revolver Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).
          (b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.
          (c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.
          4.1.2 Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Revolver Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.
          4.1.3 Swingline Loans; Settlement.
          (a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers out of Agent’s own funds, up to an aggregate outstanding amount of $2,500,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account.

The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.
          (b) To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once every five Business Days. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.
          4.1.4 Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.
          4.2 Defaulting Lender. If a Lender fails to make any payment to Agent that is required hereunder, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.
     4.3 Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Lenders on a Pro Rata basis. No more than eight aggregated LIBOR Loans may be outstanding at any time, and each aggregate LIBOR Loan when made, continued or converted shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof. Upon determining Adjusted LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
     4.4 Borrower Agent. Each Borrower hereby designates EMAK (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications with Agent, Issuing

Bank or any Lender, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Agent shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.
     4.5 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
     4.6 Effect of Termination. On the effective date of any termination of the Revolver Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.
SECTION 5. PAYMENTS
     5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrowers may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall in all events retain the right to apply such payment in such manner as Agent, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Revolver Loans and then to LIBOR Loans.
     5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.
     5.3 Payment of Other Obligations. Obligations other than Revolver Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
     5.4 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any Obligor makes a payment to Agent or Lenders, or if Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.
     5.5 Post-Default Allocation of Payments.
          5.5.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
          (a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;
          (b) second, to all amounts owing to Agent on Swingline Loans or Protective Advances;
          (c) third, to all amounts owing to Issuing Bank on LC Obligations;
          (d) fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);
          (e) fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);
          (f) sixth, to provide Cash Collateral for outstanding Letters of Credit;
          (g) seventh, to all other Obligations, other than Bank Product Debt; and
          (h) last, to Bank Product Debt.
Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.
          5.5.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

     5.6 Application of Payments. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records. If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.
     5.7 Loan Account; Account Stated.
          5.7.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.
          5.7.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
     5.8 Taxes. If any Taxes (except Excluded Taxes) shall be payable by any party due to the execution, delivery, issuance or recording of any Loan Documents, or the creation or repayment of any Obligations, Borrowers shall pay (and shall promptly reimburse Agent and Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold harmless Indemnitees against all liability in connection therewith. If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes (except Excluded Taxes) with respect to any sum payable under any Loan Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made; (b) Borrowers shall make such withholding or deductions; and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxing or other authority in accordance with Applicable Law.
     5.9 Withholding Tax Exemption. At least five Business Days prior to the first date for payment of interest or fees hereunder to a Foreign Lender, the Foreign Lender shall deliver to Borrowers and Agent two duly completed copies of IRS Form W-8BEN or W-8ECI (or any subsequent replacement or substitute form therefor), certifying that such Lender can receive payment of Obligations without deduction or withholding of any United States federal income taxes. Each Foreign Lender shall deliver to Borrowers and Agent two additional copies of such form before the preceding form expires or becomes obsolete or after the occurrence of any event requiring a change in the form, as well as any amendments, extensions or renewals thereof as may be reasonably requested by Borrowers or Agent, in each case, certifying that the Foreign Lender can receive payment of Obligations without deduction or withholding of any such taxes, unless an event (including any change in treaty or law) has occurred that renders such forms inapplicable or prevents the Foreign Lender from certifying that it can receive payments without deduction or withholding of such taxes. During any period that a Foreign Lender does not or is unable to establish that it can receive payments without deduction or withholding of such taxes, other than by reason of an event (including any change in treaty or law) that occurs after it becomes a Lender, Agent may withhold taxes from payments to such Foreign Lender at the applicable statutory and treaty rates, and

Borrowers shall not be required to pay any additional amounts under this Section as a result of such withholding.
     5.10 Nature and Extent of Each Borrower’s Liability.
          5.10.1 Joint and Several Liability; Obligations Absolute. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or liable; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Borrower agrees that: (i) Agent and any Lender may enforce this obligation upon the occurrence of an Event of Default hereunder notwithstanding the existence of any dispute between any other Borrower and Agent or any Lender with respect to the existence of such Event of Default; (ii) the obligations of each Borrower hereunder are independent of each of the obligations of each other Borrower under the Loan Documents and the obligations of any other Person and a separate action or actions may be brought and prosecuted against each Borrower whether or not any action is brought against any other Borrower or any other Person and whether or not any other Borrower or any other Person is joined in any such action or actions; and (iii) a payment of a portion, but not all, of the Obligations by any Borrower shall in no way limit, affect, modify or abridge the liability of such or any other Borrower for any portion of the Obligations that has not been paid. Each Borrower agrees that its obligation under this Section 5.10.1 with respect to the obligations of each other Borrower is a continuing guaranty and shall be binding upon each Borrower and its successors and assigns, and each Borrower irrevocably waives any right to revoke its obligations under this Section 5.10.1 as to future transactions giving rise to any Obligations.
          5.10.2 Actions by Agent and the Lenders. Agent and any Lender may from time to time, without notice or demand and without affecting the validity or enforceability of this Section 5.10 or giving rise to any limitation, impairment or discharge of any Borrower’s liability hereunder (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Obligations of any other Borrower with the consent of such other Borrower, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations of any other Borrower or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Obligations of any other Borrower and take and hold security for the payment of such Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Obligations of any other Borrower, any other guaranties of such Obligations, or any other obligation of any Person with respect to such Obligations, (e) enforce and apply any security now or hereafter held from any other Borrower by or for the benefit of Agent or any Lender in respect of the Obligations of any other Borrower and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent or the Lenders, or any of them, may have against any such security, in each case as Agent or the Lenders in their discretion may determine consistent with this Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable and (f) exercise any other rights available to Agent or the Lenders, or any of them, under the Loan Documents.
          5.10.3 No Discharge. The obligations of each Borrower under this Section 5.10 shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Obligations), including the occurrence of any of the following, whether or not any Borrower shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Obligations of any other Borrower or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of such Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of this Agreement or any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Obligations of any other Borrower, (c) the Obligations of any other Borrower, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Obligations of any other Borrower, even though Agent or the Lenders, or any of them, might have elected to apply such payment to any part or all of the Obligations of any other Borrower, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Obligations of any other Borrower, (f) any defenses, set-offs or counterclaims which any other Borrower or any other Person may assert against Agent or any Lender in respect of the Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Borrower as an obligor in respect of the Obligations.
          5.10.4 Waivers. Each Borrower waives, for the benefit of Agent and each Lender: (a) any right to require Agent or any Lender, as a condition of payment or performance by such Borrower, to (i) proceed against any other Borrower or any other Person, (ii) proceed against or exhaust any security held from any other Borrower or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any other Borrower or any other Person, or (iv) pursue any other remedy in the power of Agent or any Lender; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Agent’s or any Lender’s errors or omissions in the administration of the Obligations, except behavior that amounts to gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Section 5.10 and any legal or equitable discharge of such Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Section 5.10, notices of default under this Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to any other Borrower and notices of any of the matters referred to in Sections 5.10.2 and 5.10.3 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Section 5.10.
          As used in this paragraph, any reference to “the principal” includes each Borrower and any reference to “the creditor” includes Agent and each of the Lenders. In accordance with Section 2856 of the California Civil Code each Borrower waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including any and all rights or defenses such Borrower may have because the Obligations are secured by real property or by reason of protection afforded to the principal with respect to any of the Obligations, or to any other guarantor of any of the Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Consequently, among other things: (1) the creditor may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the principal; and (2) if the creditor forecloses on any real property collateral pledged by the principal: (x) the amount of the Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (y) the creditor may collect from such Borrower even if the creditor, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the principal. This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by real property. Each Borrower also waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an Obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Obligations, has destroyed such Borrower’s rights of contribution against such other Borrower or any other guarantor. No other provision of this Section 5.10 shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph.
          5.10.5 Borrowers’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Each Borrower waives any claim, right or remedy, direct or indirect, that such Borrower now has or may hereafter have against any other Borrower or any of its assets in connection with this Section 5.10 or the performance by such Borrower of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Borrower now has or may hereafter have against any other Borrower, (b) any right to enforce, or to participate in, any claim, right or remedy that Agent or any Lender now has or may hereafter have against any other Borrower and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or any Lender. In addition, until the Obligations shall have been paid in full, the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Borrower shall withhold exercise of any right of contribution such Borrower may have against any other Borrower. Each Borrower further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Borrower may have against any other Borrower or against any collateral or security, and any rights of contribution such Borrower may have against such other Borrower, shall be junior and subordinate to any rights Agent or any Lender may have against such Borrower to all right, title and interest Agent or any Lender may have in any such collateral or security, and to any right Agent or any Lender may have against such other Borrower.

          Any indebtedness of any other Borrower now or hereafter held by any Borrower is subordinated in right of payment to the Obligations, and any such indebtedness of such other Borrower to such Borrower collected or received by such Borrower after an Event of Default has occurred and is continuing, and any amount paid to any Borrower on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Obligations have not been paid in full, shall be held in trust for Agent and the Lenders and shall forthwith be paid over to Agent for the benefit of the Lenders to be credited and applied against the Obligations.
          5.10.6 Extent of Liability; Contribution.
          (a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.
          (b) If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
          (c) Nothing contained in this Section 5.10 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.
          5.10.7 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.
SECTION 6. CONDITIONS PRECEDENT
     6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

          (a) Revolver Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Revolver Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
          (b) [Intentionally Omitted.]
          (c) Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.
          (d) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.
          (e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
          (f) Agent shall have received a written opinion of General Counsel of Borrowers, in form and substance satisfactory to Agent.
          (g) Agent shall have received copies of the charter documents of each Obligor, certified as appropriate by the Secretary of State or another official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.
          (h) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers and their Subsidiaries, all in compliance with the Loan Documents, outlining all material insurance coverage maintained by the Borrowers and their Subsidiaries, including directors and officers insurance coverage and all insurance required to be maintained pursuant to Sections 8.6.2 and 10.1.7. Agent, on behalf of Lenders, shall have been named as additional insured, mortgagee and/or loss payee thereunder (other than any directors and officers insurance and life insurance) to the extent required under Sections 8.6.2 and 10.1.7.
          (i) Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination and completion of its collateral audit with respect to Inventory and Accounts, with results satisfactory to Agent. Except as disclosed in the Draft Financial Statements, no material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2004.
          (j) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.
          (k) Agent shall have received a Borrowing Base Certificate prepared as of March 24, 2006. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $5,500,000.
          (l) Borrowers shall have (a) repaid in full all outstanding Debt of Borrowers under the Existing Credit Agreement and all other outstanding Debt of Borrowers (other than Permitted Debt described in Section 10.2.1), (b) terminated any commitments to lend or make other extensions of credit thereunder (other than Permitted Debt described in Section 10.2.1), (c) delivered to Agent all documents or instruments necessary to release all Liens securing existing Debt or other obligations of Borrowers thereunder (other than Permitted Debt described in Section 10.2.1), and (d) made arrangements satisfactory to Agent with respect to the cancellation of any letters of credit outstanding thereunder (other than the Existing Letters of Credit) or the issuance of Letters of Credit to support the obligations of Borrowers and their respective Subsidiaries with respect thereto. Borrowers shall have paid all Attorney Costs of Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrowers and Agent).
          (m) Agent shall have received evidence satisfactory to it that Borrowers shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of Agent, desirable in order to create in favor of Agent, for the benefit of Lenders, a valid and perfected first priority security interest in the Collateral. Such actions shall include the following:
          (i) Schedules to Security Documents. Delivery to Agent of accurate and complete schedules to all of the applicable Security Documents.
          (ii) Stock Certificates and Instruments. Delivery to Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Agent) representing all capital stock pledged pursuant to the Security Documents, and (b) all promissory notes (including a master intercompany note) or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Agent) evidencing any Collateral.
          (iii) Lien Searches and UCC Termination Statements. Delivery to Agent of (a) the results of a recent search, by a Person satisfactory to Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of each Obligor, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than Permitted Liens).
          (iv) UCC Financing Statements and Fixture Filings. Delivery to Agent of acknowledgements of all filings and recordations of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Obligor with respect to all personal and mixed property Collateral of such Obligor, in all jurisdictions as may be necessary or, in the opinion of Agent, desirable to perfect the security interests created in such Collateral pursuant to the Security Documents.
          (v) Cash Management. Delivery to Agent of lock box agreements in form and substance satisfactory to Agent and Deposit Account Control Agreements executed by each Person that is a party thereto with respect to the Deposit Accounts listed therein.

          (vi) Securities Accounts. Delivery to Agent of Securities Account Control Agreements, in form and substance satisfactory to Agent, executed by each Person that is a party thereto with respect to each of the Securities Accounts of each applicable Borrower.
          (n) Borrowers shall have delivered to Agent any Lien Waivers as may be reasonably required by Agent.
          (o) Borrowers shall have delivered an accurate copy of each Related Document, together with any amendments, exhibits and schedules thereto.
          (p) Each Obligors shall have obtained all Governmental Approvals and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Borrowers and their Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Approval or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Approval or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.
          (q) There shall not be pending or, to the knowledge of any Senior Officer of any Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrowers or any of their Subsidiaries or any property of Borrowers or any of their Subsidiaries that has not been disclosed to Agent by Borrowers in writing prior to the execution of this Agreement, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Agent could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Revolver Loans hereunder.
          (r) Agent shall have received and be satisfied with such other information as Agent may reasonably request.
     6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:
          (a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
          (b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);
          (c) All conditions precedent in any other Loan Document shall be satisfied;
          (d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

          (e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.
     Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.
     6.3 Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.
SECTION 7. COLLATERAL
     7.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
          (a) all Accounts;
          (b) all Chattel Paper, including electronic chattel paper;
          (c) all Commercial Tort Claims;
          (d) all Deposit Accounts and Securities Accounts;
          (e) all Documents;
          (f) all General Intangibles, including Payment Intangibles, Software and Intellectual Property;
          (g) all Goods, including Inventory, Equipment and fixtures;
          (h) all Instruments;
          (i) all Investment Property;
          (j) all Letter-of-Credit Rights;
          (k) all Supporting Obligations;
          (l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;
          (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

          (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
     7.2 Lien on Deposit Accounts; Cash Collateral.
          7.2.1 Deposit Accounts and Securities Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Borrower’s right, title and interest in and to each Deposit Account and Securities Account of such Borrower and any deposits or other sums at any time credited to any such Deposit Account or Securities Account, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Borrower authorizes and directs each bank or other depository to deliver to Agent, on a daily basis, all balances in each Deposit Account maintained by such Borrower with such depository for application to the Obligations then outstanding. Each Borrower irrevocably appoints Agent as such Borrower’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.
          7.2.2 Cash Collateral. Any Cash Collateral may be invested, in Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement, understanding or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. The Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations.
     7.3 Real Estate Collateral. The Obligations shall also be secured by Mortgages upon all Real Estate owned by Borrowers, including the Real Estate listed on Schedule 7.3. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Borrower acquires Real Estate hereafter, Borrowers shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents within such 30 days.
     7.4 Other Collateral.
          7.4.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000) and, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.
          7.4.2 Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

     7.5 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.
     7.6 Further Assurances. Promptly upon request, Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.
     7.7 Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.
SECTION 8. COLLATERAL ADMINISTRATION
     8.1 Borrowing Base Certificates. Unless extended in writing by Agent in its sole discretion, by Wednesday (or, if the preceding Monday or Friday is not a Business Day, then Thursday) of each week, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous week, with such supporting schedules and at such other times as Agent may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.
     8.2 Administration of Accounts.
          8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent, on such periodic basis as Agent may request (and in any event no less frequently than on a weekly basis) a sales and collections report, in form satisfactory to Agent. Each Borrower shall also provide to Agent, on or before Wednesday (or, if the preceding Monday or Friday is not a Business Day, then Thursday) of each week (unless extended in writing by Agent in its sole discretion), a detailed aged trial balance of all Accounts as of the end of the preceding week, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $250,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.
          8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
          8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
          8.2.4 Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account and, if such Dominion Account is not maintained with Bank of America, requiring immediate transfer of all funds in the Dominion Account to a Dominion Account maintained with Bank of America, and waiving offset rights of such servicer or bank against any funds in the lockbox or Dominion Account, except offset rights for customary administrative charges. Neither Agent nor Lenders assume any responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
          8.2.5 Proceeds of Collateral. Borrowers shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
     8.3 Administration of Inventory.
          8.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory reports in form satisfactory to Agent, on such periodic basis as Agent may request (and in any event no less frequently than on a monthly basis). Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each inventory or physical count.
          8.3.2 Returns of Inventory. During Inventory Borrowing Period, no Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $100,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.
          8.3.3 Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory (other than customary right of customers to return merchandise in the Ordinary Course of Business). Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

     8.4 Administration of Equipment.
          8.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.
          8.4.2 Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens other than Purchase Money Liens securing Permitted Purchase Money Debt.
          8.4.3 Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with the manufacturer’s published and recommended specifications. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver or similar instrument.
     8.5 Administration of Deposit Accounts; Securities Accounts. Schedule 8.5 sets forth all Deposit Accounts and Securities Accounts maintained by Borrowers, including all Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account and such Securities Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more that $10,000 at any time). Each Borrower shall be the sole account holder of each Deposit Account and Securities Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or a Securities Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account or a Securities Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.
     8.6 General Provisions.
          8.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Agent.
          8.6.2 Insurance of Collateral; Condemnation Proceeds.
          (a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts, with such endorsements, and with such insurers (rated A+ or better by A.M. Best Rating Guide) as are satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as sole loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.
          (b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance or proceeds related to a Permitted Lien which are expressly required by the terms of the document under which such Permitted Lien was created to be used to repay the Debt secured by such Permitted Lien upon the occurrence of the event which resulted in such proceeds (so long as such Debt is permanently reduced thereby)) and any awards arising from condemnation of any Collateral shall be deposited into the Dominion Account. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding. Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to Revolver Loans and then to other Obligations.
          (c) If requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $250,000.
          8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
          8.6.4 Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
     8.7 Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:
          (a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
          (b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.
SECTION 9. REPRESENTATIONS AND WARRANTIES
     9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Revolver Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:
          9.1.1 Existence and Qualification; Power. Each Borrower and its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the state of its organization as specified in Schedule 9.1.4 annexed hereto, has the corporate power and authority to own and operate its properties, to lease the properties it operates and to conduct its business, is duly qualified and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that that lack of good standing in any jurisdiction does not have a Material Adverse Effect.
          9.1.2 Power; Authority; Enforceable Obligations.
          (a) Each Obligor has the corporate power and authority to make, deliver and perform each Loan Document to which it is a party and each Borrower has power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and each Obligor has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.
          (b) No Governmental Approval is required in connection with the Borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents.
          (c) The Loan Documents have been duly executed and delivered by each Obligor which is a party thereto, and constitute a legal, valid and binding obligation of each Obligor party thereto, enforceable against each such Obligor in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
          9.1.3 No Legal Bar. The execution, delivery, and performance by each Obligor of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of such Obligor and do not and will not (i) violate or conflict with, or result in a breach of, or require any consent under (x) any Organic Documents or charter documents of such Obligor or any of its Subsidiaries, (y) any Applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator applicable to such

Obligor, or (z) any material Contractual Obligation of such Obligor or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (ii) constitute a default under any such Contractual Obligation, or (iii) result in, or require, the creation or imposition of any Lien on any of the properties of such Obligor or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Agent on behalf of Lenders).
          9.1.4 Capital Structure. Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests (other than EMAK), and all agreements binding on such holders with respect to their Equity Interests. Each Borrower and Subsidiary has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable none of such Equity Interest constitute Margin Stock. There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Borrower or Subsidiary (other than EMAK). As of the Closing date, no Borrower or Subsidiary has any equity investment in any other Person other than specifically disclosed in Schedule 9.1.4.
          9.1.5 Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Borrower or Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of Borrowers and Subsidiaries are shown on Schedule 8.6.1. During the five years preceding the Closing Date, no Borrower or Subsidiary has had any other office or place of business.
          9.1.6 Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens. As of the Closing Date, Schedule 7.3 annexed hereto contains a true, accurate and complete list of (i) all fee Real Estate owned by any Obligor, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate of any Obligor, regardless of whether such Obligor is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.
          9.1.7 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
          (a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;
          (b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
          (c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

          (d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;
          (e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective);
          (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
          (g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
          9.1.8 Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Except as disclosed in the Draft Financial Statements attached hereto as Schedule 9.1.8, since December 31, 2004, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each of (i) EMAK, (ii) any other Borrower that borrows directly hereunder, and (iii) EMAK and its Subsidiaries on a consolidated basis is Solvent.
          9.1.9 Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
          9.1.10 Taxes. Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year. No Obligor is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended and the related Treasury Department regulations, including temporary regulations.
          9.1.11 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents, and each Borrower hereby indemnifies Agent and Lenders against, and agrees that it will hold Agent and Lenders harmless from, any claim, demand or liability for any such brokerage commissions, lender’s fees or investment banking fees alleged to have been incurred in connection herewith and therewith and any expense including lease fees, expense and disbursements of counsel arising in connection with any such claim, demand or liability.

          9.1.12 Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.12, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 9.1.12. To the knowledge of any Borrower, the use of the Intellectual Property by Borrowers and Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          9.1.13 Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
          9.1.14 Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.
          9.1.15 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it. The representations and warranties contained in the Environmental Agreement (if any) are true and correct on the Closing Date.
          9.1.16 Insurance. The properties of each Borrower and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or such Subsidiary operates, and all other insurance required to be maintained pursuant to Section 10.1.7.
          9.1.17 Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.17, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.
          9.1.18 Litigation. Except as shown on Schedule 9.1.18, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

          9.1.19 No Defaults. To the knowledge of Borrowers, no event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or any other Related Document or in the payment of any Borrowed Money. To the knowledge of Borrowers, there is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
          9.1.20 ERISA. Except as disclosed on Schedule 9.1.20, no Borrower or Subsidiary has any Multiemployer Plan or Foreign Plan. Each Borrower and Subsidiary is in full compliance with the requirements of all Applicable Law, including ERISA, relating to each Multiemployer Plan and Foreign Plan. No fact or situation exists that could reasonably be expected to result in a Material Adverse Effect in connection with any Multiemployer Plan or Foreign Plan. No Borrower or Subsidiary has any withdrawal liability in connection with a Multiemployer Plan or Foreign Plan. All employer and employee contributions to Foreign Plans, to the extent required by law or the terms of such plans, have been made or accrued in accordance with normal accounting principles. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance and/or the book reserve established for each Foreign Plan, together with any accrued contributions, are sufficient to provide the accrued benefit obligations of all participants in such plans according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles. Each Foreign Plan required to be registered has been registered and is maintained in good standing with all applicable regulatory authorities.
          9.1.21 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
          9.1.22 Labor Relations. Except as described on Schedule 9.1.22, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.
          9.1.23 Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
          9.1.24 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (b) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of either, within the meaning of the Public Utility Holding Company Act of 1935; or (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
          9.1.25 Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

          9.1.26 Plan Assets. No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
          9.1.27 Shareholder Agreements. As of the Closing Date, no Obligor is a party to any material agreement with Donald A. Kurz or Crown, or their Affiliates, other than, the Securities Purchase Agreement, the Warrants, the Registration Rights Agreement and the Certificate of Designation.
          9.1.28 BK Agreements and Other Customer Agreements. Borrowers have delivered to Agent a copy of each BK Services Agreement, BK Supply Agreement, RSI Supply Agreement, Other Customer Agreement or, to the knowledge of Borrowers, any other written customer supply or service agreement in effect on or after the Closing Date (other than a purchase order) to the extent an Account owing to any Borrower has arisen from an Account Debtor party to such other written customer supply or service agreement or any of its Affiliates or is reasonably expected to arise from an Account Debtor party to such agreement or any of its Affiliates within 12 months from any date of determination.
          9.1.29 Permits. Each of the Borrowers and their Subsidiaries has such certificates, permits, licenses (including trademark and other Intellectual Property licenses), franchises, consents, approvals, authorizations and clearances that are material to the condition (financial or otherwise), business or operations of any Borrower or Subsidiary (“Permits”), except to the extent the lack thereof would not have a Material Adverse Effect; and all such Permits are valid and in full force and effect and will be valid and in full force and effect immediately after the Closing Date, except for those where the failure to be valid or in effect could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrowers and their Subsidiaries is in compliance in all respects with its obligations under such Permits, except where failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Permits, except where such revocation or termination could not reasonably be expected to result in a Material Adverse Effect.
          9.1.30 Inventory Locations. Schedule 8.6.1 attached hereto lists all locations at which any Borrower or any of its Domestic Subsidiaries has any personal Property (including without limitation Inventory) stored or otherwise located. None of the Borrowers or any of its Subsidiaries have any personal Property (including without limitation any Inventory) stored in or otherwise located on any of the following locations: 19400 Western Avenue, Torrance, California 90502; 553-A South Joliet Road, Bollingbrook, Illinois 60440; 5335 West 74th Street, Indianapolis, Indiana 46268; and 490 Supreme Drive, Bensenville, Illinois 60106.
9.2 Matters Relating to Collateral.
          9.2.1 Creation, Perfection and Priority of Liens. The execution and delivery of the Security Documents by each Obligor party thereto and the delivery to Agent of the Pledged Collateral (all of which Pledged Collateral has been so delivered) are effective to create in favor of Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Security Document in respect of any Collateral), a valid and perfected first priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Agent.

          9.2.2 Governmental Approvals. No Governmental Approval is required for either (i) the pledge or grant by any Obligor of the Liens purported to be created in favor of Agent pursuant to any of the Security Documents, or (ii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 9.2.1 and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities. As of the Closing Date, Borrowers and Subsidiaries have received no written notice of any pending or threatened condemnation proceeding, exercise of the power of eminent domain by any Governmental Authority, or any similar proceeding affecting any facility or any interest therein. As of the Closing Date, no such proceeding is pending, contemplated or threatened.
          9.2.3 Absence of Third-Party Filings. Except such as may have been filed in favor of Agent as contemplated by Section 9.2.1 and as set forth on Schedule 9.2.3 annexed hereto, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, and (ii) no effective filing covering all or any part of the Intellectual Property Collateral is on file in the PTO.
          9.2.4 Margin Stock. The pledge of the Pledged Collateral pursuant to the Security Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
          9.2.5 Information Regarding Collateral; Representations and Warranties. All information supplied to Agent by or on behalf of any Obligor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects. All representations and warranties of the Obligors set forth in the Security Documents are true and correct.
     9.3 Complete Disclosure. No statement, information, report, representation, or warranty made by any Obligor in any Loan Document or furnished to Agent or any Lender in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. Any projections, budgets, and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by any Borrower or the Obligors to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS
     10.1 Affirmative Covenants. For so long as any Revolver Commitments or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:
          10.1.1 Inspections; Appraisals.
          (a) Permit Agent (or any of its authorized representatives) from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, conduct audit field examinations and appraisals and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or

Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. To the extent any appraisal or other information is shared by Agent or a Lender with any Borrower, such Borrower acknowledges that it was prepared by Agent and Lenders for their purposes and Borrowers shall not be entitled to rely upon it.
          (b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate; and (ii) appraisals of Inventory, Equipment and Real Estate (if any). Borrowers shall pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.
          10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders (unless extended in writing by Agent in its sole discretion):
          (a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;
          (b) as soon as available, and in any event within 45 days after the close of each Fiscal Quarter (excluding the Fiscal Quarter ending on December 31), (i) balance sheets as of the end of such Fiscal Quarter and the related statements of income, cash flow and shareholders’ equity for such Fiscal Quarter, on consolidated and consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer (or vice president-finance or vice president-controller) of Borrower Agent as being prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes, and (ii) the Form 10-Q filed by Borrower Agent with the Securities and Exchange Commission with respect to such Fiscal Quarter;
          (c) as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer (or vice president-finance or vice president-controller) of Borrower Agent as being prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal quarter or year-end adjustments and the absence of footnotes;
          (d) concurrently with delivery of financial statements under clauses (a), (b) and (c) above, (i) balance sheets as of the end of the applicable period and the related statements of income, cash flow and shareholders’ equity for such period, on a consolidated basis for Borrowers and Subsidiaries (other than EMAK Europe Holdings, Limited and its direct and indirect Subsidiaries), setting forth in comparative form corresponding figures for the preceding applicable period and certified by the chief financial officer (or vice president-finance or vice president-controller) of Borrower Agent as being prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such period (together with reconciliation information reconciling the exclusion of EMAK Europe Holdings, Limited and its direct and indirect Subsidiaries) and (ii) a Compliance Certificate executed by the chief financial officer (or vice president-finance or vice president-controller) of Borrower Agent;
          (e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;
          (f) not later than the end of each Fiscal Year (and in any event prior to approval thereof by the Board of Directors of any Borrower), projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next three Fiscal Years, year by year, and for the next Fiscal Year, month by month;
          (g) at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;
          (h) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;
          (i) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;
          (j) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business;
          (k) as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor, in form and substance satisfactory to Agent;
          (l) (i) no later than 20 days after the Closing Date, Borrowers shall have delivered to Agent a fully executed Collateral Access Agreement substantially in the form of Exhibit D annex hereto or as otherwise agreed to by Agent (or in cases where Borrowers have an existing Collateral Access Agreement delivered pursuant to the Existing Credit Agreement, a confirmation thereof in form and substance satisfactory to Agent) executed by the applicable Borrower(s) and its landlord with respect to each location identified on Schedule 8.6.1, which schedule includes the locations where any Inventory (other than immaterial Inventory) is located, including locations of warehousemen and shipping companies in possession of Inventory (other than immaterial Inventory) and (ii) no later than 20 days after Agent’s request with respect to any Borrower’s location created after the Closing Date where any Inventory (other than immaterial Inventory) is located, including locations of warehousemen and shipping companies in possession of Inventory (other than immaterial Inventory), Borrowers shall have delivered to Agent a fully executed Collateral Access Agreement substantially in the form of Exhibit D annex hereto or any other form of Lien Waiver reasonably requested by Agent with respect thereto.
          (m) (i) ten days prior to the formation of any Subsidiary or ten days prior to the consummation of any Acquisition (or such shorter period agreed to by Agent), notice of such formation or such Acquisition, together with all of the data required to be set forth in Schedule 9.1.4 annexed hereto with respect to all Borrowers and Subsidiaries (it being understood that such written notice shall be deemed to supplement Schedule 9.1.4 annexed hereto for all purposes of this Agreement) and such other information regarding such Subsidiary or such Acquisition as may be reasonably requested by Agent; and (ii) promptly upon any Person becoming a Subsidiary of any Borrower, a written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of such Borrower; provided that nothing in this paragraph should be deemed to authorize any Acquisition and no Acquisition shall be consummated unless consented to by Agent and Required Lenders in the their sole discretion;
          (n) annually, within 120 days after the end of each Fiscal Year, a certificate of Borrower Agent executed by its Senior Officer (and, if requested by Agent, any insurance broker of Borrowers) setting forth the nature and extent of all insurance maintained by Borrowers and their Subsidiaries in accordance with Section 10.1.7 or any Security Documents (and which, in the case of a certificate of a broker, were placed through such broker) and certifying that Borrowers are in compliance with Sections 8.6.2(a) and 10.1.7;
          (o) as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Borrowers or Subsidiaries or by independent consultants, with respect to significant environmental matters at any real Property or which relate to an Environmental Notice in either case which could reasonably be expected to result in a Material Adverse Effect;
          (p) promptly after any Senior Officer of any Borrower knows of any actual liability (other than contractual liability incurred in purchase orders in the Ordinary Course of Business) or potential contingent liabilities where the amount involved exceeds the Threshold Amount and such actual or potential contingent liabilities are not reflected in the most recent financial statements delivered to Lenders pursuant to Sections 10.1.2(a), 10.1.2(b) or 10.1.2(c) written notice thereof;
          (q) promptly, and in any event within five Business Days (i) after any material change in or termination of any contractual arrangement between any Borrower on the one hand and any member of the BK Group or any other material customer of any Borrower on the other hand (including without limitation any BK Agreements), or (ii) after learning of any impending material change or termination of any contractual arrangement between any Borrower on the one hand and any member of the BK Group or any other material customer of any Borrower on the other hand (including without limitation any of the BK Agreements or any of the Other Customer Agreements), written notice thereof;
          (r) promptly, and in any event within five Business Days of entering into any new BK Services Agreement, BK Supply Agreement, RSI Supply Agreement, Other Customer Agreement or any other customer agreement (other than a purchase order) after the Closing Date, a copy of such agreement;
          (s) promptly, and in any event within five Business Days of any Borrower having any other location on which they store or otherwise place Inventory or other personal Property that is not already disclosed to Agent pursuant to Section 9.1.30 a notice of such location together with such other details reasonably satisfactory to Agent.
          (t) promptly, and in any event before engaging any new customs broker (other than the customs broker that has executed an Imported Goods Agreement), a fully executed Imported Goods Agreement executed by the applicable Borrower(s) and such new customs broker;
          (u) promptly, and in any event within 20 Business Days of the Closing Date, evidence in form and substance satisfactory to Agent that the Liens set forth in Schedule 10.1.2 have been released or terminated;

          (v) promptly, and in any event within 20 Business Days of the Closing Date, a fully executed Securities Account Control Agreement (or in cases where Borrowers have an existing Securities Account Control Agreement delivered pursuant to the Existing Credit Agreement, a confirmation thereof in form and substance satisfactory to Agent) executed by the applicable Borrower(s) and Fidelity Investments;
          (w) promptly, and in any event within 20 Business Days of the Closing Date, a fully executed Securities Account Control Agreement (or in cases where Borrowers have an existing Securities Account Control Agreement delivered pursuant to the Existing Credit Agreement, a confirmation thereof in form and substance satisfactory to Agent) executed by the applicable Borrower(s) and UBS or evidence in form and substance satisfactory to Agent that the relevant Securities Account has been terminated;
          (x) promptly, and in any event within 10 days of the Closing Date, a fully executed Imported Goods Agreement executed by any Borrower that imports Inventory into the United States and its customs broker.
          (y) promptly, and in any event within ten Business Days of the Closing Date, evidence in form and substance satisfactory to Agent that the Securities Account (account number 22024479) and the bank accounts (account numbers 14592-02663, 14590-29277 and 3299837643), in each case with Bank of America has been closed; and
          (z) promptly, such other data and information as from time to time may be reasonably requested by Agent.
          10.1.3 Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract or any other Related Document; (d) the existence of any Default or Event of Default; (e) any material change in accounting policies or financial reporting practices of Borrowers and Subsidiaries; (f) any judgment in an amount exceeding the Threshold Amount; (g) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (h) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (i) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening.
          10.1.4 Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
          10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate

Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.
          10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
          10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (rated A+ or better by Best Rating Guide) satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, and (b) business interruption insurance in an amount not less than $2,000,000, with deductibles and subject to an Insurance Assignment satisfactory to Agent.
          10.1.8 Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License.
          10.1.9 Future Subsidiaries. Within five Business Days of the date of the formation or on or before the date of Acquisition (provided that nothing in this paragraph shall be deemed to authorize the Acquisition of any entity) of any Subsidiary or Borrowers shall deliver, or cause to be delivered, to Agent the following items applicable to such Subsidiary, each in form and substance satisfactory to Agent:
          (a) If such Subsidiary is a Domestic Subsidiary, (i) an Additional Borrower counterpart of this Agreement executed by such Subsidiary in the form of Exhibit F annexed hereto, (ii) a counterpart of the Domestic Pledge Agreement executed by such Subsidiary, together with any required supplements to any schedules hereto or thereto, and (iii) the applicable items required by Sections 6.1(d) and 6.1(e) as if such Subsidiary were executing this Agreement on the date hereof and, if requested by Agent, such other items that would be required by Section 6.1 if such Subsidiary were executing this Agreement on the date hereof; provided that notwithstanding compliance with this Section 10.1.9 and any other provision of this Agreement, none of the Accounts and Inventory of such Subsidiary shall be included in Eligible Accounts and Eligible Inventory, as applicable, until such time as Agent shall have obtained field examination reports and appraisals with respect thereto in form and substance satisfactory to Agent;
          (b) If such Subsidiary is a Foreign Subsidiary, any required counterparts of, or supplements to, the applicable Foreign Security Agreement in order to pledge 65% of the equity interests of such Foreign Subsidiary; and
          (c) Such other assurances, certificates, documents, consents or opinions as Agent, Issuing Lender or the Required Lenders reasonably may require.
     In addition, Borrowers shall execute such documents, instruments and agreements and take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Subsidiary, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.
          10.1.10 Preservation of Existence. Except to the extent permitted by Section 10.2.9 preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except where failure to do so does not have a Material Adverse Effect.
          10.1.11 Maintenance of Properties. Maintain, preserve and protect all of its material Properties and Equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business.
          10.1.12 Compliance with ERISA. Except with respect to each Multiemployer Plan, (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code of 1986, as amended.
          10.1.13 Compliance With Agreements. Comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith does not have a Material Adverse Effect.
          10.1.14 Use of Proceeds. Use the proceeds of Revolver Loans solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers.
          10.1.15 Securities Account Control Agreements. Execute and cause to be executed a Securities Account Control Agreement for any additional Securities Account established with a securities intermediary subsequent to the Closing Date within five (5) Business Days of establishment thereof.
          10.1.16 Prodesign Marketing. Cause Prodesign Marketing Limited, a Northern Ireland company (“Prodesign”), to be liquidated within 15 months of the Closing Date and in any event (i) not transfer any assets of any Obligor to Prodesign and not guarantee any obligations of Prodesign at any time on or after the Closing Date and (ii) not permit Prodesign to own assets exceeding $10,000 in the aggregate at any time.
          10.1.17 Bank Products. In order to facilitate the administration of this Agreement and Agent’s security interest in the Collateral, maintain Bank of America and its Affiliates as Borrowers’ principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of Borrowers’ business, and as the principal provider of cash management services.
     10.2 Negative Covenants. For so long as any Revolver Commitments or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:
          10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
          (a) the Obligations;
          (b) Debt of any Borrower that is either EMAK or a wholly-owned Domestic Subsidiary of EMAK to any other Borrower that is either EMAK or a wholly-owned Domestic Subsidiary of EMAK; provided that (a) all such intercompany Debt shall be evidenced by promissory notes that are pledged to Agent pursuant to the terms of the applicable Security Document, (b) all such intercompany Debt owed by any such Borrower to any such other Borrower shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any such Borrower under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Debt owed by such Borrower to any such other Borrower for whose benefit such payment is made;
          (c) Permitted Purchase Money Debt;
          (d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and listed on Schedule 10.2.1 and not satisfied with proceeds of the initial Loans;
          (e) Bank Product Debt;
          (f) Debt of Foreign Subsidiaries to banks for working capital purposes not exceeding 5,000,000 in the aggregate at any time outstanding;
          (g) Permitted Contingent Obligations;
          (h) Refinancing Debt as long as each Refinancing Condition is satisfied; and
          (i) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $1,000,000 in the aggregate at any time.
          10.2.2 Permitted Liens.
          (i) Create or suffer to exist any Lien or Negative Pledge upon any of its Property, except the following (collectively, “Permitted Liens”):
     (a) Liens in favor of Agent;
     (b) Purchase Money Liens securing Permitted Purchase Money Debt;
     (c) Liens for Taxes not yet due or being Properly Contested;
     (d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;
     (e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;
     (f) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;
     (g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

     (h) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
     (i) existing Liens and Negative Pledges shown on Schedule 10.2.2; and
     (j) Liens on the assets of Foreign Subsidiaries to secure the Debt permitted by Section 10.2.1(f).
          (ii) Equitable Lien in Favor of Lenders. If Borrowers or Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 10.2.2(i), they shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Debt secured thereby as long as any such Debt shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not permitted by the provisions of Section 10.2.2(i).
          (iii) No Further Negative Pledges. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Disposition, and (ii) any debt facility of a Foreign Subsidiary in connection with Indebtedness of such Foreign Subsidiary permitted by Section 10.2.1(f), enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
          (iv) No Restrictions on Subsidiary Distributions to Borrowers or Other Subsidiaries. Except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.17 and except with respect to any debt facility of a Foreign Subsidiary in connection with Debt of such Foreign Subsidiary permitted by Section 10.2.1(f), create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s capital stock owned by any Borrower or any other Subsidiary of such Borrower, (ii) repay or prepay any Debt owed by such Subsidiary to any Borrower or any other Subsidiary of such Borrower, (iii) make loans or advances to any Borrower or any other Subsidiary of such Borrower, or (iv) transfer any of its property or assets to any Borrower or any other Subsidiary of such Borrower.
          10.2.3 Capital Expenditures. Make Capital Expenditures in excess of $2,500,000 in the aggregate during any Fiscal Year; provided, however, that if the amount of Capital Expenditures permitted to be made in any Fiscal Year exceeds the amount actually made, up to $500,000 of such excess may be carried forward to the next Fiscal Year.
          10.2.4 Restricted Payments. Declare or make any Restricted Payments, except for:
          (a) so long as no Default or Event of Default or material adverse alteration in the relationship between Borrowers and any member of the BK Group has occurred and is continuing or would result therefrom and so long as after giving pro forma effect thereto, the Fixed Charge Coverage Ratio is at least 1.10:1.00, EMAK may make dividend payments to the holders of its Preferred Stock; provided that no such dividend payments shall be made (i) unless and until Lenders shall have received the Compliance Certificate due with the audited financial statements for the Fiscal Year ending on December 31, 2006 that certifies that Borrowers are in full compliance with all of the covenants under the Credit Agreement and that there are no Defaults or Events of Default that have occurred and are continuing or (ii) during the Inventory Borrowing Period; provided further that the aggregate amount of such payments (including dividends to Crown with respect to Preferred Stock) shall not exceed $1,500,000 in any twelve-month period (it being understood and agreed that the aggregate amount of such amount may exceed such $1,500,000 for such twelve month period if such excess payment is for the sole purpose of catching up on dividend payments with respect to the Preferred Stock that were not made in a timely manner in accordance with the Certificate of Designation and if at the time of any such excess payment, (A) all of the conditions required to make such $1,500,000 payment are also met with respect to such excess payment and (B) after giving effect to such excess payment, there is an Availability of at least $3,500,000 and Lenders shall have been delivered a Borrowing Base Certificate showing such Availability and a Compliance Certificate showing that Borrowers are in compliance with all of the other provisions of this Agreement after giving effect to such excess payment);
          (b) Borrowers may make cash payments to HK Subsidiaries in an aggregate amount not exceeding the lesser of (i) $5,000,000 in any Fiscal Year (and in any event not exceeding $1,000,000 in any of the first three Fiscal Quarters and $2,000,000 in the fourth Fiscal Quarter) and (ii) an amount equal to the operating costs (including Taxes and Capital Expenditures) incurred and payable by HK Subsidiaries during such Fiscal Year (or such Fiscal Quarter, as applicable); and
          (c) Borrowers may make a loan to UK Subsidiaries on or prior to June 30, 2006 in an aggregate amount not exceeding $500,000 for the sole purpose of such UK Subsidiaries paying amounts to settle working capital adjustment claims arising from the acquisition of Megaprint Group Limited.
          10.2.5 Restricted Investments. Make any Restricted Investment.
          10.2.6 Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, a transfer of Property by a Subsidiary or Obligor to a Borrower, or Asset Dispositions permitted by Section 10.2.9.
          10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business and in any event not exceeding $250,000 in the aggregate at any time; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower so long as such intercompany loans meet the requirements described in Section 10.2.1(b).
          10.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent).
          10.2.9 Fundamental Changes. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.

          10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.
          10.2.11 [Intentionally Omitted.]
          10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.
          10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.
          10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.17; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; and (c) customary provisions in leases and other contracts restricting assignment thereof.
          10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
          10.2.16 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.
          10.2.17 Affiliate Transactions. Enter into or be party to any transaction with any holder of 10% or more of any class of capital stock of any Borrower or with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Borrowers; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
          10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date; or at any time engage in a transaction which could be subject to Sections 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended); (b) fail to comply with ERISA or any other Applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, has a Material Adverse Effect.
          10.2.19 Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

          10.2.20 Margin Regulations. Use the proceeds of any Extensions of Credit hereunder for “purchasing” or “carrying” Margin Stock within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of such Board of Governors.
          10.2.21 Amendments or Waivers of the Related Documents. Agree to any amendment materially adverse to any Borrower or to Agent or any Lender, or waive any of its material rights in favor of any Obligor under, any Related Document or any Organic Document of any Obligor after the Closing Date, without in each case obtaining the prior written consent of Required Lenders to such amendment or waiver.
          10.2.22 Amendments to Transfer Pricing. Agree to or otherwise implement or institute any change to the transfer pricing between Borrowers on the one hand and Subsidiaries that are not Borrowers on the other hand if such change is less favorable to any Borrower.
          10.2.23 Bills of Lading. Permit any bill of lading relating to any Inventory of any Borrower or any Inventory (whether or not then owned by any Borrower) being sold to BK, RSI and their respective Affiliates, in each case in transit to the United States leaving for the United States on or after April 10, 2006 to name any Person other than Agent as consignee of such bill of lading.
     10.3 Financial Covenants. For so long as any Revolver Commitments or Obligations are outstanding, Borrowers shall:
          10.3.1 Minimum EBITDA. Achieve EBITDA (i) that is no less than negative $2,250,000 calculated as of March 31, 2006 and April 30, 2006, for the three and four month period, respectively, then ended, (ii) that is no less than $2,000,000 calculated as of May 31, 2006, June 30, 2006 and July 31, 2006 for the five, six and seven month period, respectively, then ended, (iii) that is no less than negative $2,500,000 calculated as of August 31, 2006 for the eight month period then ended, and (iv) that is no less than $0 calculated as of September 30, 2006 for the nine month period then ended.
          10.3.2 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.0 at the end of each month (starting on the month ended on September 30, 2006) with respect to the twelve-month period then ended.
SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT
     11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
          (a) Any Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);
          (b) Any representation, warranty or other written statement of any Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
          (c) Any Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;
          (d) Any Obligor breaches or fails to perform any other covenant contained in any Loan Documents (not specified in subsections (a), (b) or (c)), and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;
          (e) Any Guarantor repudiates, revokes or attempts to revoke its Guaranty; any Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
          (f) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $250,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;
          (g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $500,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;
          (h) Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $250,000;
          (i) Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; any Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; any Obligor or any of its Subsidiaries (to the extent the Equity Interests of such Subsidiaries are a part of the Collateral) to or commences any liquidation, dissolution or winding up of its affairs; or any Obligor ceases to be Solvent;
          (j) Any Insolvency Proceeding is commenced by any Obligor or any of its Subsidiaries (to the extent the Equity Interests of such Subsidiaries are a part of the Collateral); an Insolvency Proceeding is commenced against any Obligor or any of its Subsidiaries (to the extent the Equity Interests of such Subsidiaries are a part of the Collateral) and such Obligor or such Subsidiary consents to the institution of the proceeding against it, the petition commencing the proceeding is not timely controverted by such Obligor or such Subsidiary, such petition is not dismissed within 30 days after its filing, or an order for relief is entered in the proceeding; a trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor or any of its Subsidiaries (to the extent the Equity Interests of such Subsidiaries are a part of the Collateral); or any Obligor or any of its Subsidiaries (to the extent the Equity Interests of such Subsidiaries are a part of the Collateral) makes an offer of settlement, extension or composition to its unsecured creditors generally;
          (k) A Reportable Event occurs that constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan; any Multiemployer Plan is terminated or any such trustee is requested or appointed; any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

          (l) Any Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or
          (m) A Change of Control occurs, or any event occurs or condition exists that has a Material Adverse Effect.
     11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Revolver Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
          (a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;
          (b) terminate, reduce or condition any Revolver Commitment, or make any adjustment to the Borrowing Base;
          (c) require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
          (d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that ten days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
     11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

     11.4 Setoff. Agent, Lenders and their Affiliates are each authorized by Borrowers at any time during an Event of Default, without notice to Borrowers or any other Person, to set off and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities or other Debt at any time held or owing by Agent, any Lender or any such Affiliate to or for the account of any Obligor against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guaranty or other security for the Obligations is adequate.
     11.5 Remedies Cumulative; No Waiver.
          11.5.1 Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.
          11.5.2 Waivers. The failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrowers and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12. AGENT
     12.1 Appointment, Authority and Duties of Agent. —
          12.1.1 Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) exercise all rights and remedies given to Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured

Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.
          12.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
          12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
          12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Revolver Commitments of one Lender without terminating the Revolver Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
     12.2 Agreements Regarding Collateral and Field Examination Reports.
          12.2.1 Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations, (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry), (c) that does not constitute a material part of the Collateral, or (d) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
          12.2.2 Possession of Collateral. Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession. If any Lender obtains possession of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.
          12.2.3 Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.
     12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.
     12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.
     12.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     12.6 Indemnification of Agent Indemnitees.
          12.6.1 Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE. If Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender’s Pro Rata share.
          12.6.2 Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same. In Agent’s discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders.
     12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
     12.8 Successor Agent and Co-Agents.
          12.8.1 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor by merger or acquisition of the stock or assets of Bank of America shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

          12.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
     12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.
     12.10 Replacement of Certain Lenders. In the event that any Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
     12.11 Remittance of Payments and Collections.
          12.11.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

          12.11.2 Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent.
          12.11.3 Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, Lenders shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
     12.12 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.
     12.13 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
     12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.
SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
     13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent and Lenders and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents, and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
     13.2 Participations.
          13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Revolver Loans and Revolver Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.
          13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Revolver Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Revolver Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.
          13.2.3 Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
     13.3 Assignments.
          13.3.1 Permitted Assignments. A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $2,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $500,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Revolver Commitments retained by the transferor Lender be at least $4,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.
          13.3.2 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $5,000, such assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate.

     13.4 Tax Treatment. If any interest in a Loan Document is transferred to a Transferee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 5.9.
     13.5 Representation of Lenders. Each Lender represents and warrants to each Borrower, Agent and other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Internal Revenue Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Internal Revenue Code and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.
SECTION 14. MISCELLANEOUS
     14.1 Consents, Amendments and Waivers. —
          14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent, with the consent of Required Lenders, and each Obligor party to such Loan Document; provided, however, that
          (a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
          (b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.2;
          (c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Revolver Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and
          (d) without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.5, 7.1 (except to add Collateral), or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, decrease the Availability Block, or increase total Revolver Commitments; (vi) release Collateral with a book value greater than $2,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.
          14.1.2 Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.
          14.1.3 Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
     14.2 Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
     14.3 Notices and Communications.
          14.3.1 Notice Address. Subject to Section 4.1.4, all notices, requests and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 3.1.2, 4.1.1 or 5.2.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
          14.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.
          14.3.3 Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.
     14.4 Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
     14.5 Credit Inquiries. Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.
     14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
     14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
     14.8 Counterparts; Facsimile Signatures. Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument. Loan Documents may be executed and delivered by facsimile, and they shall have the same force and effect as manually signed originals. Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile signature.
     14.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.
     14.10 Obligations of Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower. Each Borrower acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Borrowers, Agent, Issuing Bank and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of Agent, Issuing Bank or any Lender, and each Borrower, Agent, Issuing Bank and Lender expressly disclaims any fiduciary relationship.
     14.11 Confidentiality. During the term of this Agreement and for 12 months thereafter, Agent and Lenders agree to take reasonable precautions to maintain the confidentiality of any information that Borrowers deliver to Agent and Lenders and identify as confidential at the time of delivery, except that Agent and any Lender may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over Agent or such Lender; (e) which ceases to be confidential, other than by an act or omission of Agent or any Lender, or which becomes available to Agent or any Lender on a nonconfidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; (j) to any investor or potential investor in an Approved Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer or other Person in connection with its administration of any such Approved Fund; or (k) with the consent of Borrowers. Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials.
     14.12 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).
     14.13 Consent to Forum; Arbitration.
     14.13.1 Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
          14.13.2 Arbitration. Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code). Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration. The arbitration proceedings shall be conducted in Los Angeles or Pasadena, California. The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter. The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award. The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator. The arbitrator shall have the power to award legal fees to the extent provided by this Agreement. Judgment upon an arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by Real Estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence. At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced. None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At Agent’s option, foreclosure under a Mortgage may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.
     14.14 Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     14.15 Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.
[Remainder of page intentionally left blank; signatures begin on following page]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

EMAK WORLDWIDE, INC.

By: /s/ Teresa L. Tormey
Title: Chief Administrative Officer and
General Counsel

Address:
6330 San Vicente Blvd.
Los Angeles, CA 90048
Attention: Teresa L. Tormey
Telecopy: 323-930-8346

EQUITY MARKETING, INC.

By: /s/ Teresa L. Tormey
Title: Executive Vice President,
General Counsel and Secretary

Address:
6330 San Vicente Blvd.
Los Angeles, CA 90048
Attention: Teresa L. Tormey
Telecopy: 323-930-8346

SCI PROMOTION, INC.

By: /s/ Teresa L. Tormey
Title: Executive Vice President,
General Counsel and Secretary

Address:
6330 San Vicente Blvd.
Los Angeles, CA 90048
Attention: Teresa L. Tormey
Telecopy: 323-930-8346

POP ROCKET, INC.

By: /s/ Teresa L. Tormey
Title: Executive Vice President,
General Counsel and Secretary

Address:
6330 San Vicente Blvd.
Los Angeles, CA 90048
Attention: Teresa L. Tormey
Telecopy: 323-930-8346

LOGISTIX, INC.

By: /s/ Teresa L. Tormey
Title: Executive Vice President,
General Counsel and Secretary

Address:
6330 San Vicente Blvd.
Los Angeles, CA 90048
Attention: Teresa L. Tormey
Telecopy: 323-930-8346

UPSHOT, INC.

By: /s/ Teresa L. Tormey
Title: Executive Vice President,
General Counsel and Secretary

Address:
6330 San Vicente Blvd.
Los Angeles, CA 90048
Attention: Teresa L. Tormey
Telecopy: 323-930-8346

EMAK WORLDWIDE SERVICE CORP.

By: /s/ Teresa L. Tormey
Title: Chief Administrative Officer and
General Counsel

Address:
6330 San Vicente Blvd.
Los Angeles, CA 90048
Attention: Teresa L. Tormey
Telecopy: 323-930-8346

CORINTHIAN MARKETING, INC.

By: /s/ Teresa L. Tormey
Title: Executive Vice President,
General Counsel and Secretary

Address:
6330 San Vicente Blvd.
Los Angeles, CA 90048
Attention: Teresa L. Tormey
Telecopy: 323-930-8346

JOHNSON GROSSFIELD, INC.

By: /s/ Teresa L. Tormey
Title: Executive Vice President,
General Counsel and Secretary

Address:
6330 San Vicente Blvd.
Los Angeles, CA 90048
Attention: Teresa L. Tormey
Telecopy: 323-930-8346

EQUITY MARKETING HONG KONG, LTD.

By: /s/ Teresa L. Tormey
Title: Executive Vice President,
General Counsel and Secretary

Address:
6330 San Vicente Blvd.
Los Angeles, CA 90048
Attention: Teresa L. Tormey
Telecopy: 323-930-8346

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By: /s/ David T. Knoblauch
Title: Senior Vice President

Address:
55 South Lake Avenue
Pasadena, California 91101-2627
Attention: Portfolio Manager
Telecopy: (626) 584-4600